EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

dated as of February 14, 2004

by and among

HCI Acquisition Corp.,

The Hillman Companies, Inc.,

and

Persons set forth on the
Stockholder Signature Page attached hereto in their capacities as
Stockholders and Optionholders of The Hillman Companies, Inc.

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LIST OF EXHIBITS

Exhibit A — Allied Capital Subordinated Debt Term Sheet
Exhibit B — Commitment Letters
Exhibit C — Financial Statements
Exhibit D — Form of Opinion of Company’s Counsel
Exhibit E — Form of Opinion of Purchaser’s Counsel
Exhibit F — Confidentiality Agreement

LIST OF DISCLOSURE SCHEDULES

Excluded Expenses Schedule
Indebtedness Schedule
Conflicts Schedule
Consents Schedule
Capitalization Schedule
Subsidiaries Schedule
Financial Statements Schedule
Developments Schedule
Assets Schedule
Compliance Schedule
Taxes Schedule
Environmental Matters Schedule
Environmental Divested Businesses Schedule
Intellectual Property Schedule
Real Estate Schedule
Litigation Schedule
Employee Benefits Schedule
Affiliate Transactions Schedule
Insurance Schedule
Employees Schedule
Contracts Schedule
Product Liability Schedule
Customers and Suppliers Schedule
Permitted Exceptions Schedule
Required Consents Schedule
Terminated Agreements Schedule

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AGREEMENT AND PLAN OF MERGER

      This AGREEMENT AND PLAN OF MERGER is made as of February 14, 2004, by and among HCI Acquisition Corp., a Delaware corporation (the “Purchaser”), The Hillman Companies, Inc., a Delaware corporation (the “Company”), and the Persons listed on the stockholder signature page attached hereto (each a “Stockholder” and collectively, the “Stockholders”) and, other than Allied Capital Corporation, a Maryland corporation (“Allied Capital”), in their capacity as an optionholder of the Company (each, an “Optionholder” and collectively, the “Optionholders” and, together with the Stockholders, the “Sellers”), subject to Section 9.15. The Purchaser, the Sellers and the Company are sometimes referred to collectively herein as the “Parties.” Certain capitalized terms which are used herein are defined in Article VIII below.

      WHEREAS, the Stockholders own all of the issued and outstanding shares of capital stock of the Company.

      WHEREAS, the Purchaser and the Company believe it is in the best interests of their respective companies and the stockholders of their respective companies that the Company and the Purchaser combine into a single company through the statutory merger of the Purchaser with and into the Company (the “Merger”), with the Company surviving the Merger, upon the terms and subject to the conditions set forth herein.

      WHEREAS, subject to the terms and conditions of this Agreement, the Purchaser also desires the cancellation of all of the issued and outstanding options to acquire shares of the Company’s Common Stock (collectively, the “Options”) which are held by the Optionholders at the Effective Time, and the Company and the Optionholders desire to cancel the Options in exchange for payment by the Purchaser to the Optionholders of the consideration described herein.

      NOW, THEREFORE, in consideration of the premises and the mutual promises made herein, and in consideration of the representations, warranties and covenants herein contained, the Parties hereby agree as follows:

ARTICLE I.
THE MERGER

Section 1.1     The Merger

      At the Effective Time, subject to the terms and conditions set forth in Sections 6.1 and 6.2 below, as applicable, this Agreement and the applicable provisions of the Delaware General Corporation Law (“Delaware Law”), the Purchaser shall be merged with and into the Company, the separate corporate existence of the Purchaser shall cease and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

Section 1.2     Closing

      The closing of the transactions contemplated hereby (collectively, the “Closing”) shall take place at the offices of Piper Rudnick LLP, 1200 Nineteenth Street, NW, Washington, D.C. 20036-2412 (or at such other location as the Parties may agree), commencing at 10:00 a.m. local time on the second Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties shall take at the Closing itself), subject to Section 9.1 below. The date and time of the closing are referred to as the “Closing Date.”

Section 1.3     Effective Time

      At the Closing, the Parties shall file a certificate of merger (the “Certificate of Merger”) in such form as is required by and executed in accordance with the relevant provisions of Delaware Law and make such other filings and recordings as required under Delaware Law. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or such later time as the parties shall agree and as shall be specified in such filing (the “Effective Time”).

Section 1.4     Effect of Merger

      At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and the Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and the Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5     Charter; Bylaws

      At the Effective Time, the Certificate of Incorporation of the Purchaser, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by Delaware Law and such Certificate of Incorporation. The Bylaws of the Purchaser, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

Section 1.6     Directors and Officers

      At the Effective Time, the directors of the Purchaser immediately prior to the Effective Time shall be the directors of the Surviving Corporation, to hold office until such time as such directors resign, are removed or their respective successors are duly elected or appointed and qualified. The officers of the Purchaser immediately prior to the Effective Time shall be the officers of the Surviving Corporation, to hold office until such time as such officers resign, are removed or their respective successors are duly elected or appointed and qualified.

Section 1.7     Effect on Capital Stock

      (a) At the Effective Time, the shares of the Company’s issued and outstanding capital stock (the “Hillman Stock”) and Options immediately prior to the Effective Date, shall, without any action on the part of the holders thereof, be canceled and converted as provided in this Section 1.7.

      (b) Certain Definitions. For purposes of this Agreement, the following terms have the following meanings:

      “Aggregate Common Number” means the sum of (i) the number of shares of Hillman Stock that are issued and outstanding immediately prior to the Effective Time and (ii) the number of shares of Common Stock issuable upon exercise of the Options outstanding immediately prior to the Effective Time.

      “Escrow Amount” means an amount equal to $2,500,000.

      “Per Share Closing Merger Consideration” means the quotient determined by dividing:

           (i)     $510,000,000, minus (A) the Estimated Indebtedness of the Company and its Subsidiaries as of the Closing, plus (B) the total amount of Estimated Cash on Hand as of the Closing, minus (C) the expenses set forth on the Excluded Expenses Schedule as of the closing of business on the Closing Date, plus (D) the aggregate exercise price for all shares of Common Stock issuable upon exercise of the Options, minus (E) the amount, if any, by which $71,750,000 exceeds the Estimated Net Working Capital, plus (F) the amount, if any, by which the Estimated Net Working Capital exceeds $72,250,000, minus (G) the Escrow Amount, by

           (ii)     the Aggregate Common Number.

      “Per Share Final Merger Consideration” means the quotient determined by dividing:

           (i)     $510,000,000, minus (A) the outstanding amount of Indebtedness of the Company and its Subsidiaries as of the Closing, plus (B) the total amount of Cash on Hand as of the Closing, minus (C) the expenses set forth on the Excluded Expenses Schedule as of the closing of business on the Closing Date, plus (D) the aggregate exercise price for all shares of Common Stock issuable upon exercise of the Options, minus (E) the amount, if any, by which $71,750,000 exceeds the Net Working Capital Calculation, plus (F) the amount, if any, by which the Net Working Capital Calculation exceeds $72,250,000, minus (G) the Escrow Amount, plus (H) the aggregate distributions, if any, to the Sellers of the Escrow Amount pursuant to Section 1.10 and the terms of the Escrow Agreement, by

           (ii)     the Aggregate Common Number.

      (c) Capital Stock of the Company.

           (i)     Except for the Rollover Stock and the Allied Subdebt Stock, as of the Effective Time, by virtue of the Merger and without any further action on the part of the Purchaser or the Company or any Stockholder, each share of Hillman Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive, subject to the terms of this Agreement, an amount in cash equal to the Per Share Final Merger Consideration (provided that the amount paid at the Closing shall be equal to an amount in cash equal to the Per Share Closing Merger Consideration).

           (ii)     At the Effective Time, by virtue of the Merger and without any further action on the part of the Purchaser or the Company or any of Max W. Hillman, Jr., Richard P. Hillman, James P. Waters and certain other Stockholders who are members of the Company’s management who enter into written agreements with the Purchaser or are agreed upon by the Purchaser (the “Rollover Stockholders”), a number of the Rollover Stockholder’s Hillman Stock (the “Rollover Stock”), which when considered together with any Rollover Options (as defined below) have an aggregate value based on the Per Share Closing Merger Consideration equal to no less than $7,959,543 and, individually for each of Max W. Hillman, Jr., Richard P. Hillman, James P. Waters, have a minimum value based on the Per Share Closing Merger Consideration equal to $2,754,495, $1,159,629 and $539,697, respectively, shall not be cancelled and converted into the right to receive the Per Share Final Merger Consideration, but instead such shares of Rollover Stock shall be cancelled and converted into a right to receive such number of shares of common stock and/or preferred stock of the Surviving Corporation as the Purchaser and any such Rollover Stockholder may so agree. Notwithstanding the foregoing, each Rollover Stockholder shall, with respect to such Rollover Stockholder’s Rollover Stock (A) be entitled to receive in cash a portion of any amounts payable to the Sellers pursuant to Sections 1.10 and 7.3 as if such Rollover Stockholder had received the Per Share Closing Merger Consideration (and not stock in the Surviving Corporation) pursuant to Section 1.7(c)(i) in respect of such Rollover Stock at the Closing and (B) be required to pay the Purchaser for any amounts pursuant to Sections 1.10 and 7.2 based on the aggregate number of shares of such Rollover Stock as if all such shares of Rollover Stock were purchased pursuant to Section 1.7(c)(i).

           (iii)     At the Effective Time, by virtue of the Merger and without any further action on the part of the Purchaser or the Company or Allied Capital, a number of shares of Hillman Stock owned by Allied Capital that is equal to the quotient determined by dividing $47,500,000 by the Per Share Closing Merger Consideration (the “Allied Subdebt Stock”) shall be cancelled in exchange for the right to receive, subject to the terms of this Agreement, subordinated promissory notes of The Hillman Group, Inc. in the initial aggregate principal amount of $47,500,000 and having substantially the terms set forth in the term sheet attached hereto as Exhibit A (the “Subdebt Notes”). Notwithstanding the foregoing, Allied Capital shall, with respect to the Allied Subdebt Stock (A) be entitled to receive in cash a portion of any amounts payable to the Sellers pursuant to Sections 1.10 and 7.3 as if Allied Capital had received the Per Share Closing Merger Consideration (and not the Subdebt Notes) pursuant to Section 1.7(c)(i) in respect of the Allied Subdebt Stock at the Closing and (B) be required to pay the Purchaser for any amounts pursuant to Sections 1.10 and 7.2 based on the aggregate number of shares of the Allied Subdebt Stock as if all the shares of Allied Subdebt Stock were purchased pursuant to Section 1.7(c)(i).

      (d) Options of the Company.

           (i)     Except as otherwise agreed in writing between the Purchaser and any Optionholder, in accordance with the terms of the Company’s (i) 1998 Equity Compensation Plan, (ii) 2001 Stock Incentive Plan and (iii) Stock Compensation Plan for Non-Employee Directors (collectively, the “Plans”), all unvested stock options granted under the Plans (the “Options”) will become fully vested at the Closing Date, and the Company shall cause all the Options to be canceled, as of the Closing Date, in exchange for each Optionholder being entitled to receive an amount equal to the Per Share Final Merger Consideration multiplied by the number of shares of Common Stock issuable upon exercise of the Options held by such Optionholder, minus (i) the aggregate exercise prices for the Common Stock issuable upon exercise of the Options held by such Optionholder and (ii) any and all applicable withholding tax (such amount, the “Option Consideration”).

           (ii)     At the Effective Time, by virtue of the Merger and without any further action on the part of the Purchaser or the Company or any of the Rollover Stockholders, a number of the Rollover Stockholder’s Options (the “Rollover Options”), which when considered together with any Rollover Stock have an aggregate value based on the Per Share Closing Merger Consideration equal to no less than $7,959,543 and, individually for each of Max W. Hillman, Jr., Richard P. Hillman, James P. Waters, have a minimum value based on the Per Share Closing Merger Consideration equal to $2,754,495, $1,159,629 and $539,697, respectively (which values shall be achieved first through the cancellation and conversion of Rollover Stock pursuant to Section 1.7(c)(ii), and after all of the Rollover Stock is cancelled and converted or the required amounts of capital stock of the Surviving Corporation have been received, through the cancellation and conversion of the Rollover Options pursuant to this Section 1.7(d)(ii)), shall not be cancelled and converted into the right to receive the Option Consideration, but instead such Rollover Options shall be cancelled and converted into a right to receive such number of options to purchase shares of the preferred stock of the Surviving Corporation and/or Hillman Investment Company as the Purchaser and any such Rollover Stockholder may so agree (the “Surviving Options”). Notwithstanding the foregoing, each Rollover Stockholder shall, with respect to such Rollover Stockholder’s Rollover Options (A) be entitled to receive in cash a portion of any amounts payable to the Sellers pursuant to Sections 1.10 and 7.3 as if such Rollover Stockholder had received the Option Consideration (and not the stock options contemplated by this Section 1.7(d)(ii)) pursuant to Section 1.7(d)(i) in respect of such Rollover Options at the Closing and (B) be required to pay the Purchaser for any amounts pursuant to Sections 1.10 and 7.2 based on the aggregate number of Rollover Options as if all such Rollover Options were cancelled pursuant to Section 1.7(d)(i).

      (e) Capital Stock of the Purchaser. At the Closing, each share of common stock, par value $0.01 per share, of the Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation. At the Closing, each share of preferred stock, par value $0.01 per share, of the Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of preferred stock, par value $0.01 per share, of the Surviving Corporation. Each stock certificate of the Purchaser evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

Section 1.8     Surrender and Exchange of Certificates

      (a) At the Closing, (i) each Stockholder (other than with respect to the Rollover Stock and the Allied Subdebt Stock) shall be entitled to receive an amount in cash for each share of Hillman Stock held by such Stockholder equal to the Per Share Closing Merger Consideration, (ii) each Rollover Stockholder with respect to its Rollover Stock shall be entitled to stock of the Surviving Corporation as described in Section 7.1(c)(ii) and (iii) Allied Capital with respect to the Allied Subdebt Stock shall be entitled to the Subdebt Notes, in each case, in exchange for the delivery to the Purchaser of stock certificates evidencing such shares of Hillman Stock duly endorsed for transfer or accompanied by appropriate transfer documents, together with appropriate transfer stamps, if any, affixed thereto. Payment for such shares of Hillman Stock to be paid in cash shall be made by the Purchaser, by wire transfer of immediately available funds to an account or accounts designated by each Stockholder at least two business days prior to the Closing by each Stockholder. Payment for the Rollover Stock shall be made by delivery of shares of stock in the Surviving Corporation as provided in Section 7.1(c)(ii). Payment for the Allied Subdebt Stock shall be made by delivery of the Subdebt Notes as provided in Section 7.1(c)(iii).

      (b) At the Closing, (i) each Rollover Stockholder shall be entitled to receive, with respect to his Rollover Options, the Surviving Options as described in Section 1.7(d)(ii) and (ii) except as provided in clause (i), each Optionholder shall be entitled to receive an amount in cash equal to the Per Share Closing Merger Consideration multiplied by the number of shares of Common Stock issuable upon exercise of the Options held by such Optionholder, minus (x) the aggregate exercise prices for the Common Stock issuable upon exercise of the Options held by such Optionholder and (y) any and all applicable withholding tax. Payment in consideration of cancellation of the Options shall be made at the Closing by wire transfer of immediately available funds to an account designated at least two days prior to the Closing by each Optionholder. The Purchaser shall cause the Company to make timely payment to the appropriate taxing authority or authorities of any amounts withheld from payment to the Optionholders.

      (c) Simultaneously with the Closing, the Purchaser shall deposit, for the benefit of the Sellers, the Escrow Amount into an escrow account (the “Escrow Account”) established pursuant to the terms and conditions of a mutually acceptable escrow agreement (the “Escrow Agreement”) with an escrow agent (the “Escrow Agent”) mutually satisfactory to the Purchaser and the Stockholders’ Agent. The Escrow Amount will be available to satisfy any amounts owed to the Purchaser pursuant to Section 1.10.

      (d) Notwithstanding anything to the contrary in this Section 1.8, no Party hereto or any of their respective agents shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

      (e) At the Effective Time, all shares of Hillman Stock and any rights associated therewith shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any share which constituted Hillman Stock shall thereafter represent the right to receive the amount and type of consideration as described herein. The holders of certificates previously evidencing shares of Hillman Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Hillman Stock, except as otherwise provided herein or by law.

Section 1.9     Repayment of Certain Indebtedness

      At the Closing, subject to the satisfaction or waiver of each of the conditions specified in Sections 6.1 and 6.2 below, the Purchaser shall repay, or cause to be repaid, on behalf of the Company and its Subsidiaries, the Indebtedness listed on the Indebtedness Schedule by wire transfer of immediately available funds as directed by the holders of such Indebtedness at or prior to the Closing, and the Company shall deliver to the Purchaser all appropriate payoff letters and shall make arrangements reasonably satisfactory to the Purchaser to deliver UCC-3 termination statements or other documents evidencing the termination of all liens, security interests, mortgages and other encumbrances held by the lenders under the Indebtedness listed on the Indebtedness Schedule, all in form and substance reasonably acceptable to the Purchaser.

Section 1.10     Adjustment to Merger Consideration

      (a) At least five days prior to the Closing, the Company shall prepare and deliver to the Purchaser an estimated unaudited balance sheet of the Company and its Subsidiaries as of the close of business on the Closing Date (the “Estimated Closing Balance Sheet”), which shall be reasonably satisfactory to the Purchaser and shall set forth a calculation, as of the close of business on the Closing Date, of the (i) estimated Net Working Capital (the “Estimated Net Working Capital”), (ii) Cash on Hand (the “Estimated Cash on Hand”) and (iii) outstanding amount of Indebtedness of the Company and its Subsidiaries (“Estimated Indebtedness”). The Estimated Closing Balance Sheet shall be prepared in a manner consistent with GAAP applied using the accounting principles applied in the preparation of the Latest Balance Sheet.

      (b) The Purchaser shall prepare and deliver to the Stockholders’ Agent within 90 Business Days after the Closing Date an audited balance sheet of the Company and its Subsidiaries as of the close of business on the Closing Date (the “Closing Balance Sheet”), which shall set forth a calculation of Net Working Capital, Cash on Hand and Indebtedness of the Company and its Subsidiaries determined from the Closing Balance Sheet (the “Adjustment Calculation”). The Closing Balance Sheet and the Adjustment Calculation shall be prepared in a manner consistent with GAAP applied using the accounting principles applied in the preparation of the Latest Balance Sheet.

      (c) On or prior to the fifteenth day following the Purchaser’s delivery of the Closing Balance Sheet, the Stockholders’ Agent may give the Purchaser a written notice stating in reasonable detail the Stockholders’ Agent’s objections (an “Objection Notice”) to the Closing Balance Sheet. During such 15-day period, the Purchaser, upon reasonable request, will provide the Stockholders’ Agent with full access at reasonable times to the Company’s books and records and accountants. Any Objection Notice shall specify in reasonable detail the dollar amount of any objection and the basis therefor. Any determination set forth on the Closing

Balance Sheet which is not specifically objected to in the Objection Notice shall be deemed acceptable and shall be final and binding upon the Parties upon delivery of the Objection Notice. If the Stockholders’ Agent does not give the Purchaser an Objection Notice within such 15-day period, then the Closing Balance Sheet will be conclusive and binding upon the Parties and the Adjustment Calculation set forth in the Closing Balance Sheet will constitute the Adjustment Calculation for purposes of Section 1.10(b) above.

      (d) Following the Purchaser’s receipt of any Objection Notice, the Stockholders’ Agent and the Purchaser shall attempt to negotiate in good faith to resolve the disputed matters set forth in the Objection Notice. In the event that the Stockholders’ Agent and the Purchaser fail to agree on any of the Stockholders’ Agent’s proposed adjustments set forth in the Objection Notice within 30 Business Days after the Purchaser receives the Objection Notice, the Sellers and the Purchaser agree that a mutually acceptable accounting firm of nationally recognized standing (the “Independent Auditors”) shall, within the 30-day period immediately following such 30-day period, make the final determination of all matters which remain in dispute and were properly included in the Objection Notice. If the Purchaser and the Stockholders’ Agent are unable to agree on the choice of an accounting firm to be the Independent Auditors, they will select a nationally recognized accounting firm by lot (after excluding PricewaterhouseCoopers LLP and Ernst & Young). The Independent Auditors’ determination of the disputed matters and the Adjustment Calculation shall be final and binding on the Sellers and the Purchaser on the date the Independent Auditors deliver their final resolution in writing to the Purchaser and the Stockholders’ Agent. The fees, costs and expenses of the Independent Auditors shall be allocated between the Purchaser, on the one hand, and the Sellers, on the other hand, in the same proportion that the aggregate amount of the disputed items so submitted to the Independent Auditor that is unsuccessfully disputed by such Party (as finally determined by the Independent Auditor) bears to the total amount of such disputed items so submitted.

      (e) The term “Closing Balance Sheet” shall mean the Closing Balance Sheet delivered pursuant to Section 1.10(b) as adjusted, if at all, pursuant to Sections 1.10(c) and (d). The date on which the Closing Balance Sheet is finally determined pursuant to this Section 1.10 shall hereinafter be referred to as the “Settlement Date.”

      (f) If after taking into account the Adjustment Calculation as finally determined pursuant to this Section 1.10, the Per Share Closing Merger Consideration exceeds the Per Share Final Merger Consideration, then the Purchaser shall be entitled to withdraw funds from the Escrow Account (and the Stockholders’ Agent agrees to sign and deliver written instructions to the Escrow Agent directing the Escrow Agent to release such funds) in an amount equal to the product determined by multiplying (x) the amount by which the Per Share Closing Merger Consideration exceeds the Per Share Final Merger Consideration (plus simple interest on such amount at a rate of 8% per annum (the “Applicable Rate”) from the Closing Date through the date of payment) and (y) the Aggregate Common Number; provided, however, that in the event that the Escrow Amount is insufficient to pay the Purchaser the full amount to which the Purchaser is entitled pursuant to this Section 1.10, the Sellers shall pay to the Purchaser, by wire transfer of immediately available funds, their pro-rata share (based on the proportion of the value of the consideration such Seller received in the Merger to the aggregate value of all consideration received by the Sellers pursuant to the Merger including the value of the Rollover Stock and the Rollover Options) (the “Pro-Rata Share”) of any such shortfall. If after taking into account the Adjustment Calculation as finally determined pursuant to this Section 1.10, the Per Share Final Merger Consideration exceeds the Per Share Closing Merger Consideration, then the Purchaser shall pay to the Sellers by wire transfer of immediately available funds an amount equal to the product determined by multiplying (x) the amount by which the Per Share Final Merger Consideration exceeds Per Share Closing Merger Consideration (plus interest on such amount at the Applicable Rate from the Closing Date through the date of payment) and (y) the Aggregate Common Number. All payments required under this Section 1.10 shall be made within 10 Business Days after the Settlement Date. To the extent that any portion of the Escrow Amount remains in the Escrow Account after payment in full of all obligations under this Section 1.10, the Escrow Amount so remaining shall be distributed to each Seller based on such Seller’s Pro-Rata Share.

ARTICLE II.
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

      As a material inducement to the Company and the Sellers to enter into this Agreement, the Purchaser hereby represents and warrants that as of the date hereof:

Section 2.1     Organization; Corporate Power and Authorization

      The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. The Purchaser has the requisite corporate power and authority and all material licenses, permits and authorizations necessary to enter into, deliver and carry out its obligations pursuant to each of the Transaction Documents to which it is a party. The Purchaser’s execution, delivery and performance of each Transaction Document to which it is a party has been duly authorized by the Purchaser. Each Transaction Document to which the Purchaser is a party has been duly executed and delivered by the Purchaser.

Section 2.2     Binding Effect and Noncontravention

      (a) Each Transaction Document to which the Purchaser is a party constitutes a valid and binding obligation of the Purchaser which is enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

      (b) The execution, delivery and performance by the Purchaser of the Transaction Documents to which the Purchaser is a party do not and shall not: (i) conflict with or result in a breach of the terms, conditions or provisions of; (ii) constitute a default under or result in a violation of; or (iii) require any authorization, consent, approval, exemption or other action by or declaration or notice to any third Person or Government Entity pursuant to (except for the filing of the Certificate of Merger with the Delaware Secretary of State), (A) the charter or bylaws of the Purchaser, (B) any agreement, instrument, or other document, or any Legal Requirement to which the Purchaser is a party or to which any of its assets are subject, or (C)

any constitution, statute, regulation, rule, injunction, judgment, order, Legal Requirement or other restriction of any Government Entity, to which Purchaser or any of its assets are subject.

Section 2.3     Brokerage

      The Purchaser has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Sellers or the Company could become liable or obligated.

Section 2.4     Financing Commitments

      Executed copies of (i) a financing commitment letter from Merrill Lynch Capital Corporation, dated as of the date hereof (the “Debt Commitment Letter”), and (ii) a financing commitment letter from Code Hennessy & Simmons IV LP, dated as of the date hereof (the “Equity Commitment Letter” and together with the Debt Commitment Letter, the “Commitment Letters”), are attached hereto as Exhibit B. As of the date hereof, the Commitment Letters delivered to the Company are in full force and effect and have not been amended in any material respect. To the knowledge of the Purchaser, assuming all of the representations and warranties of the Company set forth herein are true and all of the conditions set forth in Article VI are satisfied, the funds contemplated to be received pursuant to the Commitment Letters will be sufficient to consummate the Merger and the other transactions contemplated hereby. There are no closing conditions set forth in the fee letter relating to the Debt Commitment Letter, which are not in the Debt Commitment Letter.

Section 2.5     No Litigation

      There is no lawsuit, claim, action, proceeding or investigation pending or, to the Purchaser’s knowledge, threatened against Purchaser or its respective properties or businesses, which is reasonably expected to have a Purchaser Material Adverse Effect or restrict the ability of the Purchaser to consummate the transactions contemplated hereby and otherwise perform hereunder.

Section 2.6     Accuracy on Closing Date

      As of the Closing Date (it being understood that the representations and warranties set forth in this Section 2.6 are being made only as of the Closing Date), each representation and warranty set forth in this Article II and all information contained in any certificate delivered by or on behalf of the Purchaser pursuant to this Agreement is true and correct as of the time of the Closing as though then made, except (a) as affected by the transactions expressly contemplated by this Agreement, and (b) to the extent that such representation and warranty relates solely to an earlier date.

Section 2.7     Acknowledgement by the Purchaser

      In determining to proceed with the transaction contemplated by this Agreement, the Purchaser acknowledges that except as expressly set forth herein, the Purchaser is not relying on any covenants, representations or warranties of the Company or the Sellers.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

      As a material inducement to the Purchaser to enter into this Agreement, each Seller hereby represents and warrants, severally and not jointly, that as of the date hereof:

Section 3.1     Organization; Corporate Power and Authorization

      Such Seller, if such Seller is an entity, is validly existing and in good standing under the laws of the state of its organization and has the requisite power and authority necessary to enter into, deliver and perform its obligations pursuant to each of the Transaction Documents to which it is a party. Such Seller’s execution, delivery and performance of each Transaction Document to which it is a party has been duly authorized by such Seller. Each Transaction Document to which such Seller is a party has been duly executed and delivered by such Seller. Allied Capital has voted all shares of its Hillman Stock in favor of the Merger.

Section 3.2     Binding Effect and Noncontravention

      (a) Each Transaction Document to which such Seller is a party constitutes a valid and binding obligation of such Seller which is enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

      (b) Except as set forth on the attached Conflicts Schedule, the execution, delivery and performance of the Transaction Documents to which such Seller is a party do not and shall not:

           (i)     conflict with or result in a breach of the terms, conditions or provisions of,

           (ii)     constitute a default under or result in a violation of,

           (iii)     result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel any liability or obligation of such Seller under,

           (iv)     or require any authorization, consent, approval, exemption or other action by or declaration or notice to any third Person or Government Entity pursuant to (except for the filing of the Certificate of Merger with the Delaware Secretary of State),

(A)     the certificate of incorporation or bylaws of such Seller, if applicable, (B) any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, Legal Requirement or other restriction of any Government Entity, to which such Seller is subject, or (C) any material agreement, indenture, mortgage or instrument to which such Seller is bound or by which such Seller is affected.

Section 3.3     Capital Stock

      Such Stockholder holds of record, owns beneficially and has good and marketable title to all of such Stockholder’s Hillman Stock (as indicated on the Capitalization Schedule), free and clear of all liens, charges, security interests, claims, pledges, taxes, options, warrants, rights, contracts, calls, commitments, equities, demands, restrictions on transfer (other than restrictions on transfer under the Securities Act of 1933, as amended, and applicable state securities laws) and other encumbrances (collectively, “Encumbrances”). Such Stockholder is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any Hillman Stock which will survive the Closing Date. Each Optionholder (x) is the owner of the number of Options set forth next to his name under the heading “Shares of Common Stock Underlying Roll-Over Options” on the Capitalization Schedule and (y) will be, as of the Effective Time, the owner of the number of Options set forth next to his name under the heading “Shares of Common Stock Underlying New Options” on the Capitalization Schedule.

Section 3.4     No Litigation

      There is no lawsuit, claim, action, proceeding or investigation pending or, to such Seller’s knowledge, threatened against such Seller, its properties or businesses, which is reasonably expected to restrict the ability of such Seller to consummate the transactions contemplated hereby and otherwise perform hereunder.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      As a material inducement to the Purchaser to enter into this Agreement, the Company hereby represents and warrants that as of the date hereof (other than with respect to Section 4.21, which representation and warranty shall be made only as of the Closing Date):

Section 4.1     Organization; Qualification and Corporate Power; Authority.

      (a) Each of the Company and its Subsidiaries is a corporation, limited liability company, partnership or statutory trust, as applicable, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as applicable. Each of the Company and its Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification is not reasonably expected to have a Material Adverse Effect. Each of the Company and its Subsidiaries has full corporate power and authority or other power and authority, as applicable, to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

      (b) The Company has the requisite power and authority necessary to enter into, deliver and perform its obligations pursuant to this Agreement and each of the other Transaction Documents to which it is a party. This Agreement and each of the other Transaction Document to which the Company is a party has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company which is enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

Section 4.2     Approvals and Consents

      Except as set forth on the attached Consents Schedule, the execution, delivery, and performance of the Transaction Documents to which any of the Company or its Subsidiaries is a party do not and shall not:

           (i)     conflict with or result in a breach of the terms, conditions, or provisions of,

           (ii)     constitute a default under,

           (iii)     give any third party the right to modify, terminate or accelerate any liability or obligation of, or charge any fee, penalty or similar payment to the Company or any Subsidiary under,

           (iv)     result in a violation of, or loss of any benefit under,

           (v)     result in the creation of any Lien on the assets of the Company or any of its Subsidiaries under or pursuant to;

           (vi)     require any authorization, consent, approval, exemption or other action by or declaration or notice to any third party or Government Entity pursuant to (except for the applicable requirements of the HSR Act and the filing of the Certificate of Merger with the Delaware Secretary of State),

(A)     the certificate of incorporation or bylaws or similar corporate governance documents of any of the Company or its Subsidiaries, (B) any material agreement, indenture, mortgage or instrument to which any of the Company or its Subsidiaries is a party or to which any of its assets is subject, or (C) any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, Legal Requirement or other restriction of any Government Entity, to which any of the Company or its Subsidiaries or any of their assets is subject.

Section 4.3     Capitalization; Subsidiaries

      (a) Except as set forth on the Capitalization Schedule, the entire authorized capital stock of the Company consists of (i) 1,000,000 shares of Preferred Stock, of which no shares are issued and outstanding, and (ii) 20,000,000 shares of Common Stock, of which 7,118,484 shares are issued and outstanding and 1,454,757 are reserved for issuance upon exercise of options. All of the issued and outstanding shares of the Company have been duly authorized, are validly issued, fully paid, and nonassessable, are not subject to, nor were they issued in violation of, any preemptive rights or rights of first refusal, and are held of record and beneficially by the Stockholders free and clear of any Encumbrances as set forth on the Capitalization Schedule attached hereto. Except as set forth on the Capitalization Schedule, there are no outstanding or authorized, or any agreements or understandings to issue or grant, any options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized, or any agreements or understandings to issue or grant, stock appreciation, phantom stock, profit participation or similar rights with respect to the Company. The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock. There are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the capital stock of the Company.

      (b) The Subsidiaries Schedule sets forth for each Subsidiary of the Company (i) its name and jurisdiction of incorporation or formation, as applicable, (ii) the number of shares of authorized capital stock of each class of its capital stock or membership interests, as applicable, (iii) the number of issued and outstanding shares or membership interests, as applicable, of each class of its capital stock or membership interests, as applicable, the names of the holders thereof, and the number of shares or membership interests, as applicable, held by each such holder, and (iv) the number of shares or membership interests, as applicable, of its capital stock or membership interests, as applicable, held in treasury. All of the issued and outstanding shares of capital stock or membership interests, as applicable, of each Subsidiary of the Company have been duly authorized and are validly issued, fully paid, and nonassessable and are not subject to, nor were they issued in violation of, any preemptive rights or rights of first refusal. Except as set forth on the Subsidiaries Schedule, each of the Company and its Subsidiaries holds of record, owns beneficially and has good and marketable title to all of the outstanding shares or membership interests, as applicable, of each Subsidiary of the Company. As of the Closing, such shares or membership interests, as applicable, shall be free and clear of any Encumbrances. There are no outstanding or authorized, or any agreements or understandings to issue or grant, options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any of the Subsidiaries of the Company to issue, sell or otherwise cause to become outstanding any of such Subsidiary’s own capital stock or membership interests, as applicable. There are no outstanding or authorized, or any agreements or understandings to issue or grant, stock appreciation, phantom stock, profit participation or similar rights with respect to any Subsidiary of the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock or membership interests, as applicable, of any of the Company’s Subsidiaries. None of the Company and its Subsidiaries controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust, or other business association which is not a Subsidiary of the Company.

Section 4.4     Financial Statements

      (a) Attached hereto as Exhibit C are the following financial statements for the Company (collectively, the “Financial Statements”):

           (i)     the Company’s audited consolidated balance sheets and related statements of income for the fiscal years ended December 31, 2002 and 2001, and,

           (ii)     the Company’s unaudited consolidated balance sheets and related statement of income as prepared by management for the fiscal year ended December 31, 2003.

      (b) Except as set forth on the attached Financial Statements Schedule, each Financial Statement (including the notes thereto) has been prepared in a manner consistent with the Company’s books and records, has been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and fairly presents the financial condition of the Company and its Subsidiaries, if applicable, taken as a whole, as of such dates and the results of the Company’s and its Subsidiaries,’ if applicable, operations for the periods specified. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and other applicable legal and accounting requirements.

      (c) Neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations of any nature (contingent or otherwise), known or unknown, asserted or unasserted, accrued, contingent, absolute, determined, determinable or otherwise, in each case, other than liabilities or obligations (i) disclosed in the Financial Statement for the fiscal year ended December 31, 2003, (ii) incurred in the ordinary course of business after December 31, 2003 (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of law, or results from, arises out of, or relates to any environmental, health or safety matter) which shall include payments permitted to be made pursuant to Section 5.2(c)(v) and (vii) hereof, (iii) disclosed in the schedules to this Agreement, (iv) with respect to any of the Company’s or its Subsidiaries’ divested businesses or (v) arising under contracts described on the Contracts Schedule or under other contracts entered into in the ordinary course of business which are not required to be disclosed pursuant to this Agreement (other than arising as a result of a default or breach thereof).

Section 4.5 Events Subsequent to Latest Balance Sheet

      Except as set forth on the attached Developments Schedule, since the date of the Latest Balance Sheet, the Company and its Subsidiaries have conducted their respective businesses in the ordinary course, and there has been no (a) change in the financial condition or operating results of the Business which is reasonably expected to have a Material Adverse Effect or (b) action which, if it had been taken after the date hereof, would have required the Purchaser’s consent under Section 5.2.

Section 4.6     Title to Assets; Sufficiency of Assets

      The Company has good and marketable title to, or a valid leasehold interest in, free and clear of all Liens, the tangible assets reflected on the Latest Balance Sheet or acquired since the date thereof, except (a) assets disposed of in the ordinary course of business since the date of the Latest Balance Sheet, and (b) as set forth on the Assets Schedule attached hereto. The assets and properties owned by the Company and its Subsidiaries constitute all of the assets and properties reasonably necessary to operate the Business.

Section 4.7     Compliance with Laws; Permits

      Except as set forth on the attached Compliance Schedule (and other than tax matters addressed in Section 4.8 and environmental matters addressed in Section 4.9), each of the

Company and its Subsidiaries has complied in all respects with all Legal Requirements relating to the operation of the Business, other than those Legal Requirements the violation of which is not reasonably expected to have a Material Adverse Effect. None of the Company and its Subsidiaries has received written notice alleging any material violations of Legal Requirements within the last 12 months, except as set forth on the attached Compliance Schedule, and no claims have been filed against the Company or its Subsidiaries alleging a violation of any such laws or regulations. Each of the Company and its Subsidiaries has obtained all licenses, permits, franchises and other governmental authorizations reasonably necessary to the ownership or operation of its properties or the conduct of its business, and all such licenses, permits, franchises and authorizations are in full force and effect and shall remain in full force and effect after the consummation of the transactions contemplated hereby, other than those licenses, permits, franchises and authorizations the absence of which is not reasonably expected to have a Material Adverse Effect.

Section 4.8     Tax Matters

      Except as set forth on the attached Taxes Schedule:

      (a) Each of the Company and its Subsidiaries has filed all Tax Returns that it was required to file on or before the Closing Date, and has paid all Taxes due and owing by the Company or any of its Subsidiaries. All Tax Returns of the Company and each Subsidiary are correct and complete in all respects.

      (b) None of the Company and its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. Neither the Company nor any Subsidiary currently is the beneficiary of any extension of time within which to file any Tax Return. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any Subsidiary. The Sellers have made available to the Purchaser correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or any Subsidiary filed or received since December 31, 1998.

      (c) No taxing authority has asserted in writing that any of the Company or its Subsidiaries are responsible for the payment of any additional Taxes for any period. No taxing authority is currently auditing the Tax Returns of any of the Company or its Subsidiaries for any period, and no other administrative or judicial Tax proceedings are pending or being conducted with respect to the Company or any Subsidiary. Neither the Company nor any Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or §361.

      (d) Neither the Company nor any Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code §280G (or any corresponding provision of state, local or foreign Tax law) as a result of the transactions contemplated by this Agreement. Neither the Company nor any Subsidiary is a party to or bound by any Tax allocation, sharing, or similar agreement. Neither the Company nor any

Subsidiary (A) has been a member of an Affiliated Group filing a combined, consolidated, or unitary Tax Return (other than a group the common parent of which was the Stockholder) or (B) has any liability for the Taxes of any Person (other than the Company or any Subsidiary) under Treasury Regulation §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

      (e) The unpaid Taxes of the Company and its Subsidiaries (A) did not, as of the date of the Latest Balance Sheet, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Latest Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns. Since the date of the Latest Balance Sheet, neither the Company nor any Subsidiary has incurred any liability for Taxes outside the ordinary course of business.

      (f) Neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transactions occurring at or prior to the Closing or any excess loss account in existence at Closing described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date.

Section 4.9     Environmental Matters

      Except as described on the attached Environmental Matters Schedule:

      (a) Each of the Company and its Subsidiaries is in compliance with all applicable Environmental Laws, except to the extent such noncompliance would not have a Material Adverse Effect.

      (b) Each of the Company and its Subsidiaries has obtained and is in compliance with all permits, licenses and other authorizations that are required pursuant to Environmental Laws for the operation of the Business, except to the extent such failure to have or noncompliance would not have a Material Adverse Effect.

      (c) None of the Company and its Subsidiaries has received written notice of violations or liabilities arising under Environmental Laws and relating to any of them or the operation of the Business or their present properties or facilities, except where such violation or liability would not have a Material Adverse Effect.

      (d) Neither the Company, nor its Subsidiaries, nor any of their respective Affiliates, has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured or released any Hazardous Substance, or owned or operated any property or facility that was or is contaminated by any Hazardous Substance, in each case that has given rise to, or would give rise to, liabilities under Environmental Laws, except to the extent such liabilities would not have a Material Adverse Effect.

      (e) To the Company’s knowledge, neither the Company, nor its Subsidiaries, nor any of their respective predecessors, has manufactured, sold, marketed, installed or distributed products containing asbestos, except as would not have a Material Adverse Effect.

      (f) The Company has furnished or made available to the Purchaser all environmental audits and reports relating to the Company, its Subsidiaries, any of their predecessors or Affiliates, or any of their past or current properties, facilities or operations, to the extent such documents are in its possession or under its reasonable control.

      Except as set forth on the Environmental Divested Businesses Schedule, neither the Company nor its Subsidiaries has any pending claim for liability arising under Environmental Laws relating to any of the Company’s or any of its Subsidiaries’ divested or former properties, facilities, operations or businesses, except for such claims as would not have a Material Adverse Effect.

Section 4.10     Intellectual Property

      (a) The attached Intellectual Property Schedule describes the following that are owned by any of the Company and its Subsidiaries: (i) patented or registered Intellectual Property and pending patent applications or other applications for registrations of Intellectual Property; (ii) material unregistered trademarks, material unregistered service marks, trade names, corporate names and Internet domain names; (iii) material unregistered copyrights; (iv) computer software (other than commercially available off-the-shelf software purchased or licensed for less than a total cost of $10,000 in the aggregate); and (v) any other material Intellectual Property.

      (b) The Company or one of its Subsidiaries owns and possesses all right, title and interest in and to all of the Intellectual Property set forth on the Intellectual Property Schedule and owns and possesses all, right, title and interest in and to, or has a valid and enforceable license to use pursuant to a written license agreement set forth on the Contracts Schedule, all other Intellectual Property reasonably necessary for the operation of the Business as presently conducted (collectively, the “Company Intellectual Property”).

      (c) The Company Intellectual Property is not subject to any restrictions or limitations regarding use or disclosure other than pursuant to a written license agreement set forth on the Contracts Schedule.

      (d) Except as set forth on the Intellectual Property Schedule, none of the Company or any of its Subsidiaries has infringed, misappropriated or otherwise conflicted with, and, to the Company’s knowledge, the operation of the Business will not infringe, misappropriate or otherwise conflict with, any Intellectual Property of any third party. None of the Company or any of its Subsidiaries has received any written notices regarding any of the foregoing since January 1, 2003 and, to the Company’s knowledge, none of the Company or any of its Subsidiaries has received any other notice of any of the foregoing (including, without limitation, any demands or offers to license any Intellectual Property from any third party).

      (e) Except as set forth on the Intellectual Property Schedule, to the Company’s knowledge, no third party has infringed, misappropriated or otherwise conflicted with any of the Company Intellectual Property.

Section 4.11     Real Estate

      (a) The attached Real Estate Schedule sets forth the address of each parcel of real property owned by each of the Company and its Subsidiaries. With respect to each such property:

           (i)     the Company or its Subsidiaries has good and marketable title to such property free and clear of all liens and encumbrances, except Permitted Liens,

           (ii)     except as set forth on the Real Estate Schedule, none of the Company and its Subsidiaries has leased or otherwise granted to any person the right to use or occupy such property, and

           (iii)     except as set forth on the Real Estate Schedule, other than the right of the Purchaser pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such property or any portion thereof or interest therein.

      (b) The attached Real Estate Schedule sets forth the address for all real property that each of the Company and its Subsidiaries leases or subleases from any other Person. The Company has delivered to the Purchaser a true and complete copy of each lease identified on the Real Estate Schedule (including all amendments, renewals, guaranties and other agreements related thereto). Except as set forth on the attached Real Estate Schedule, to the Company’s knowledge, with respect to each lease and sublease listed on the Real Estate Schedule, the lease or sublease is legal, valid, binding, enforceable, and in full force and effect, except where the illegality, invalidity, nonbinding nature, unenforceability, or ineffectiveness is not reasonably expected to have a Material Adverse Effect. The Company’s or Subsidiary’s possession and quiet enjoyment of the leased real property under such leases has not been disturbed, and to the Company’s knowledge, there are no disputes with respect to such leases. Neither the Company or Subsidiary nor, to the Company’s knowledge, any other party to the leases is in breach or default under such leases, and, to the Company’s knowledge, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such leases. No security deposit or portion thereof deposited with respect such leases has been applied in respect of a breach or default under such leases which has not been redeposited in full. The Company or Subsidiary has not subleased, licensed or otherwise granted any person the right to use or occupy the leased real property under such leases or any portion thereof. There are no liens or encumbrances on the estate or interest created by such leases.

      (c) The leased and owned real property identified in the Real Estate Schedule (collectively, the “Real Property”) comprises all of the real property reasonably necessary for the operation of the Business.

      (d) All buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the owned real property identified in the Real Estate Schedule (the “Improvements”) are in good condition and repair and sufficient for the operation of the Business. To the Company’s knowledge, there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of the Business.

      (e) There is no condemnation, expropriation or other proceeding in eminent domain pending or, to the Company’s knowledge, threatened, affecting any of the owned real property identified in the Real Estate Schedule or any portion thereof or interest therein.

Section 4.12     Certain Litigation

      The attached Litigation Schedule sets forth each instance in which any of the Company or its Subsidiaries (a) is subject to any outstanding injunction, judgment, order or decree, (b) is a party or subject to (and during the past three years was a party or subject to, other than as has been finally resolved or settled), or to the knowledge of the Company threatened to become a party or subject to, any suit which has been filed or (c) is a party or subject to (and during the past three years was a party or subject to, other than as has been finally resolved or settled) any proceeding, hearing, or investigation of, in or before any court or quasi judicial or administrative agency of any federal, state, local or foreign jurisdiction.

Section 4.13     Employee Benefits

      The Employee Benefits Schedule lists each Employee Benefit Plan that any of the Company and its ERISA Affiliates currently maintains or to which any of the Company and its ERISA Affiliates currently contributes or has an obligation to contribute, or with respect to which the Company or any of its ERISA Affiliates has any material Liability or, to the Company’s knowledge, material potential Liability. Except as set forth on the Employee Benefits Schedule:

      (a) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and complies in form and in operation with the applicable requirements of ERISA and the Code, except to the extent the failure to comply is not reasonably expected to have a Material Adverse Effect.

      (b) All material required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Employee Benefit Plan. The requirements of COBRA have been met in all material respects with respect to each Employee Welfare Benefit Plan subject to COBRA maintained by the Company or any ERISA Affiliate.

      (c) With respect to each such Employee Benefit Plan, all required payments, premiums, contributions, distributions, or reimbursements (including all employer contributions and employee salary reduction contributions) that are due prior to or as of the

Closing Date have been made within the time periods prescribed by ERISA and the Code. All payments, premiums, contributions, distributions, or reimbursements for any periods ending prior to or as of the Closing Date that are not yet due have been made to each such Employee Benefit Plan or properly accrued.

      (d) Each such Employee Benefit Plan which is intended to be qualified under Section 401(a) of the Code (i) has been timely amended to reflect the changes in law imposed by GUST and EGTRRA and was submitted to the Internal Revenue Service for a favorable determination letter within the GUST remedial amendment period, (ii) has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Section 401(a) of the Code or may rely on an opinion or advisory letter issued to a master or prototype or volume submitter provider with respect to the tax-qualified status of the Employee Benefit Plan, and (iii) nothing has occurred since the date of such determination that is reasonably expected to cause the Employee Benefit Plan to lose its tax-qualified status.

      (e) There are no non-exempt Prohibited Transactions with respect to any such Employee Benefit Plan or any Employee Benefit Plan maintained by an ERISA Affiliate. To the Company’s knowledge, no fiduciary of any such Employee Benefit Plan has any Liability for material breach of fiduciary duty or any other material failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Company’s knowledge, threatened.

      (f) Neither the Company, nor any ERISA Affiliate maintains, sponsors, contributes to, has any obligation to contribute to, or has any Liability or potential Liability (including any withdrawal liability as defined in Section 4201 of ERISA) under or with respect to any “multiemployer plan” within the meaning of Section 3(37) of ERISA or any “defined benefit plan” within the meaning of Section 3(35) of ERISA or otherwise has any Liabilities or potential Liabilities under Title IV of ERISA.

      (g) Neither the Company nor any of its ERISA Affiliates maintains, contributes to or has an obligation to contribute to, or has any material Liability or material potential Liability with respect to, any Employee Welfare Benefit Plan providing health or life insurance or other welfare-type benefits to current or future retired or terminated employees (or any spouse or other dependent thereof) of the Company or any ERISA Affiliates other than in accordance with COBRA.

      (h) The Company has delivered or made available to the Parent with respect to each Employee Benefit Plan correct and complete copies of (i) all plan documents, including all related trust agreements, insurance policies, service agreements, and other funding arrangements which implement each such Employee Benefit Plan, and all amendments to such documents, (ii) the current summary plan description and all summaries of material modifications issued since the publication of each summary plan description, (iii) the most recent Internal Revenue Service determination letter, opinion or advisory letter, if applicable, and (iv) the most recent Form 5500 Annual Report and related schedules and attachments.

Section 4.14     Affiliate Transactions

      Except as set forth on the attached Affiliate Transactions Schedule, no officer, director, employee listed on the Employees Schedule, shareholder or Affiliate of any of the Company or its Subsidiaries or any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any beneficial interest, is a party to any agreement, contract, commitment or transaction with any of the Company or its Subsidiaries or has any material interest in any material property used by any of the Company or its Subsidiaries.

Section 4.15     Insurance

      The attached Insurance Schedule contains a description of each insurance policy maintained by the Company and its Subsidiaries with respect to its properties, assets and business. All of such insurance policies are in full force and effect and none of the Company or any of its Subsidiaries is in default with respect to its obligations under any of such insurance policies.

Section 4.16     Employees

      The Employees Schedule attached hereto contains a true and complete list as of December 31, 2003 of (i) the employees employed by each of the Company and its Subsidiaries having an annual base salary in calendar year 2003 of $100,000 or more, (ii) the rate of all compensation paid by each of the Company and its Subsidiaries to each such employee, including any bonus, contingent or deferred compensation in calendar year 2003, and (iii) the directors of each of the Company and its Subsidiaries. To the Company’s knowledge, no employee listed on the Employees Schedule, (A) has any plans to terminate employment with any of the Company or its Subsidiaries, or (B) is a party to any confidentiality, non-competition, proprietary rights or other such agreement between such employee and any other Person besides the Company or its Subsidiary, as applicable, that would be material to the performance of such employee’s employment duties, or the ability of the Company or its Subsidiaries to conduct their respective businesses. Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, unfair labor practices claims or other material employee or labor disputes. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practices. The Company has no knowledge of any organizational effort presently made or threatened by or on behalf of any labor union with respect to employees of the Company or any of its Subsidiaries.

Section 4.17     Contracts

      (a) Except as expressly contemplated by this Agreement or as set forth on the attached Contracts Schedule, none of the Company and its Subsidiaries is a party to or bound by any written or oral: (i) bonus, pension, profit sharing, retirement or other similar plan or arrangement providing for deferred or other compensation to, or stock option, employee stock purchase or similar arrangement with, its current or former directors, officers or employees or any other employee benefit plan, arrangement or practice, whether formal or informal; (ii)

collective bargaining agreement or any other contract with any labor union, or severance agreements, programs, policies or arrangements; (iii) consulting or management agreement or contract for the employment of any officer, individual employee or other Person on a full-time, part-time, consulting or other basis (A) providing annual cash or other compensation in excess of $100,000, (B) providing for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated hereby or (C) otherwise restricting its ability to terminate the employment of any employee at any time for any lawful reason or for no reason without penalty or liability; (iv) contract or agreement involving any Government Entity; (v) agreement or indenture relating to borrowed money or other indebtedness or to mortgaging, pledging or otherwise placing a Lien on any material asset or guaranty of any Indebtedness or other obligation, other than endorsements made in the ordinary course of business; (vi) lease or agreement under which the Company is (A) lessee of or holds or operates any personal property owned by any other party, except for any lease of personal property under which the aggregate annual rental payments do not exceed $250,000 or (B) lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by any of the Company and its Subsidiaries; (vii) contract or group of related contracts relating to the marketing, sale, advertising or promotion of its products, where such contract involves a fee or payment by any of the Company and its Subsidiaries in excess of $250,000, other than trade promotion offers between the Company or any of its Subsidiaries and their respective customers entered into in the ordinary course of business; (viii) contract for the future purchase of materials, supplies, merchandise or equipment having greater than one year remaining in its term and providing for payments in excess of $250,000 in the aggregate; (ix) contract for the sale of any of the assets of the Company or its Subsidiaries, other than sales of inventory in the ordinary course, providing for payments in excess of $250,000 in the aggregate; (x) non-competition or similar agreement which restricts or may hereafter restrict in any material respect the geographic or operational scope of the business of the Company or any of its affiliates or the ability of the Company or any of its affiliates to enter into new lines of business; (xi) contract under which the Company has advanced or loaned any other Person in the aggregate exceeding $250,000; (xii) sales, distribution or franchise agreements; (xiii) warranty agreement; (xiv) agreements relating to the licensing of Intellectual Property by the Company to a third party or by a third party to the Company or (xv) other agreement which involves a consideration in excess of $250,000 annually.

      (b) All of the contracts, agreements and instruments set forth or required to be set forth on the attached Contracts Schedule (the “Material Contracts”) are valid, binding and enforceable against the Company or its Subsidiaries in accordance with their respective terms and are valid, binding and enforceable on the other parties thereto, except, in either case, as designated completed on such schedule and except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity). Except as set forth on the Contracts Schedule, none of the Company and its Subsidiaries has defaulted under or materially breached any Material Contract and none of the Company and its Subsidiaries has knowledge of any breach or cancellation or anticipated breach or cancellation by the other parties to any Material Contract to which it is a party.

      (c) The Purchaser has been supplied with a true and correct copy of each written Material Contract, together with all amendments, waivers or other changes thereto.

Section 4.18     Broker Fees

      None of the Company and its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Purchaser could become liable or obligated.

Section 4.19     Products Liability; Recalls

      Except as set forth on the Product Liability Schedule, to the Company’s knowledge, there are no existing liabilities, claims or obligations arising from or alleged to arise from any actual or alleged injury to Persons, damage to property or other loss as a result of the ownership, possession or use of any product manufactured, sold, distributed, leased or delivered by the Company or its Subsidiaries, except for any such claims or obligations that are not reasonably expected to have a Material Adverse Effect or are in respect of any of the Company’s or any of its Subsidiaries’ divested businesses. Neither the Company nor any of its Subsidiaries has initiated or been the subject of any product recalls within the last five years.

Section 4.20     Customers; Suppliers

      The Customers and Suppliers Schedule lists (a) the top ten customers in terms of revenues for the year ended December 31, 2003 of the Company and its Subsidiaries and (b) the top five suppliers to the Company and its Subsidiaries in terms of cost to the Company and its Subsidiaries for the year ended December 31, 2003. Neither the Company nor any of its Subsidiaries has received any notice from any such customers to the effect that, and neither the Company nor any of its Subsidiaries has any knowledge that, (i) such customers shall stop, or materially decrease the rate of, buying products or services of the Company or any of its Subsidiaries (whether as a result of the consummation of the transactions contemplated hereby or otherwise) and (ii) such suppliers shall stop, or materially decrease the rate of, selling products or services to the Company or any of its Subsidiaries (whether as a result of the consummation of the transactions contemplated hereby or otherwise).

Section 4.21     Accuracy on the Closing Date

      As of the Closing Date (it being understood that the representations and warranties in this Section 4.21 are being made only as of the Closing Date), each representation and warranty set forth in this Article IV and all information contained in any certificate delivered by or on behalf of the Purchaser pursuant to this Agreement is true and correct in all respects as of the time of the Closing as though then made (giving effect to any amended and restated Schedule to this Agreement submitted to the Purchaser prior to the Closing in accordance with Section 5.4), except (a) as affected by the transactions expressly contemplated by this Agreement and (b) to the extent that such representation and warranty relates solely to an earlier date.

Section 4.22     No Additional Representations

      EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE IV OF THIS AGREEMENT, THE COMPANY EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE BUSINESS OR THE ASSETS OF THE BUSINESS, AND THE COMPANY SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE ASSETS OF THE BUSINESS, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT SUCH SUBJECT ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION, AND THE PURCHASER SHALL RELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF.

ARTICLE V.
COVENANTS AND OTHER AGREEMENTS

      The Parties agree as follows with respect to the period (a) between the execution of this Agreement and the Closing, in the case of Sections 5.1 through 5.10 and 5.18 below and (b) following the Closing in the case of Sections 5.8 through 5.17 below:

Section 5.1     General

      Each of the Parties shall use its commercially reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article VI below). Prior to the Closing, the Company shall amend the certificate of incorporation of Hillman Investment Company in a manner satisfactory to the Purchaser in order to permit Hillman Investment Company to issue preferred stock in connection with the Closing on terms provided by the Purchaser that are consistent with the terms of the Commitment Letters.

Section 5.2     Operation of Business

      From the date of this Agreement through the Closing, except as the Purchaser may otherwise approve, or as otherwise expressly contemplated or permitted by the Transaction Documents, the Company and each of its Subsidiaries shall conduct the Business in the ordinary course in accordance with past practice and use all commercially reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of its present officers and key employees, subject to the terms of this Agreement. Except as set forth in the Permitted Exceptions Schedule or as otherwise provided in this Agreement, and without limiting the generality of the foregoing, from the date hereof through the Closing, without the consent of the Purchaser:

      (a) Neither the Company nor its Subsidiaries will adopt changes to its certificate of incorporation or bylaws (or similar organizational documents);

      (b) The Company will not, and will not permit any of its Subsidiaries to, (i) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (ii) purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock;

      (c) The Company will not, and will not permit any of its Subsidiaries to, (i) other than incurrence of Indebtedness under existing working capital facilities in the ordinary course of business, incur any Indebtedness, (ii) make any loans or advances other than by the Company or its Subsidiaries to or in the Company or its Subsidiaries or other than to customers for the purchase of products from the Company in the ordinary course of business, (iii) make any capital contributions to, or investments in, any other Person, other than by the Company or its Subsidiaries to or in its Subsidiaries, (iv) other than the payment, discharge or satisfaction of claims, liabilities and obligations in the ordinary course of business not in excess of amounts duly accrued or accruable therefor, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), (v) make or commit to make any capital expenditures in excess of $2,000,000 in the aggregate in any one month or $5,000,000 in the aggregate in any one quarter, (vi) issue, deliver, sell, lease, sell and leaseback, pledge, dispose of or encumber material properties or assets of the Company or any of its Subsidiaries, except Liens for Taxes not currently due, (vii) settle or compromise any litigation or claim (whether or not commenced prior to the date of this Agreement), other than settlements involving amounts payable by the Company and its Subsidiaries that are not in excess of $250,000 in the aggregate over the sum of (x) amounts reserved for in respect of litigation in the Latest Balance Sheet and (y) amounts fully recoverable from insurers of the Company and its Subsidiaries, (viii) permit any material insurance policy naming the Company or any of its Subsidiaries as a beneficiary or loss payable payee to be cancelled or terminated, (ix) enter into or amend, modify, renew, extend or terminate any material agreement or transaction, including, without limitation, any transaction involving any merger, consolidation, joint venture, license agreement, partial or complete liquidation or dissolution, reorganization, recapitalization, restructuring, or a purchase, a lease, sale, lease or other acquisition or disposition of any assets or capital stock, (x) amend, modify, extend, renew or terminate any of the leases pertaining to the leased sites listed in the Real Estate Schedule, or enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property or (xi) enter into a new line or commence business outside of its existing areas of operation;

      (d) Except as otherwise permitted by this Agreement, the Company will not issue any securities, whether through the issuance or granting of options, warrants, rights or otherwise, other than issuances of shares of Common Stock upon exercise of the Company Options, or enter into any amendment of any term of any outstanding security of the Company or of any of its Subsidiaries;

      (e) The Company and its Subsidiaries will not make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or take any other similar action, or omit to take any action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission would have the effect of increasing the present or future Tax liability or decreasing any present or future Tax asset of the Company, the Purchaser or any of their respective Affiliates; and

      (f) The Company will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

Section 5.3     Access and Information

      Prior to the Closing, subject to the terms of the Confidentiality Agreement, the Company shall, and shall cause its Subsidiaries to, permit the Purchaser and its financial advisors, legal counsel, accountants, consultants, financing sources and other representatives to have full access at reasonable times, and in a manner so as not to interfere with the normal business operations of the Company, to all books, records (including tax records), contracts, properties, plants, personnel, customers, suppliers, representatives and documents of or pertaining to the Business.

Section 5.4     Notice of Developments

      Each Seller, as to its representations and warranties under Article III, and the Company, as to its representations and warranties under Article IV, shall promptly notify the Purchaser in writing of any variance or inaccuracy thereunder, of which it has knowledge. To the extent any such disclosure relates to events, facts or circumstances occurring or arising for the first time after the date hereof and the Purchaser has the right to terminate the Agreement as a result of any events, facts or circumstances so disclosed, then notwithstanding any provision in this Agreement to the contrary, unless the Purchaser provides the Company and the Sellers with a termination notice pursuant to Section 9.1(b) within 10 Business Days after delivery by the Company or the Sellers of an updated disclosure schedule, the Purchaser shall be deemed to have waived both its right to terminate this Agreement and the closing condition set forth in Section 6.1 with respect to the matters disclosed in such updated disclosure schedule. The delivery of any such updated disclosure schedule of the type contemplated by the preceding sentence will be deemed to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of any variance or inaccuracy described in the immediately preceding sentence and the Purchaser shall not have any claim against the Company or any of the Sellers, whether before or after the Closing, for any such variance or inaccuracy. The Purchaser shall promptly notify the Company and the Stockholders’ Agent in writing of variance or inaccuracy of any of the representations and warranties in Article II above; provided that no such notice shall affect the representations, warranties, covenants or agreements of the Purchaser or the conditions to the obligations of the Parties under this Agreement.

Section 5.5     Public Announcements

      None of the Company and the Sellers, on the one hand, or the Purchaser, on the other hand, shall make, or permit any agent or Affiliate to make, any public statements, including, without limitation, any press releases, with respect to this Agreement and the transactions contemplated hereby without the prior written consent of the other, except as may be required by law. The Purchaser, on the one hand, and the Sellers and the Company, on the other hand, shall jointly agree on the content and substance of all public announcements concerning the transactions contemplated hereby.

Section 5.6     Stockholders’ Meeting

      The Company shall hold as promptly as practicable a special meeting of Stockholders

(the “Company Special Meeting”) to vote in favor of the adoption of this Agreement and the approval of the Merger in accordance with Delaware Law. In lieu of the Company calling a Company Special Meeting of the Stockholders, the Company may circulate for execution a written consent in lieu of special meeting. The Company, acting through its Board of Directors, shall include in any stockholder materials the recommendation of its Board of Directors that the Stockholders vote in favor of the adoption of this Agreement and the approval of the Merger, and shall otherwise use its commercially reasonable efforts to obtain the requisite approval of the Stockholders. Each Stockholder agrees to vote in favor of or execute a written consent in favor of the Merger.

Section 5.7     Exclusivity

      None of the Sellers will (and the Sellers will not cause or permit the Company or any of its Subsidiaries to) (a) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of the Company or any of its Subsidiaries (including any acquisition structured as a merger, consolidation, or share exchange) or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Sellers will notify the Purchaser immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

Section 5.8     Litigation Support

      In the event and for so long as any party actively is contesting or defending against any third party action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand (other than any such action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand among any of the Parties) in connection with (a) any transaction contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Sellers or the Company, the Purchaser agrees to (i) cooperate with the contesting or defending party and its counsel, (ii) make available the employees of the Business then employed by the Purchaser to provide testimony, to be deposed, to act as witnesses and to assist counsel, and (iii) provide access to its books and records as shall be necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending party; provided that nothing in this Section shall require the Purchaser to undertake anything other than commercially reasonable efforts in connection therewith.

Section 5.9     HSR Act

      In connection with the transactions contemplated by this Agreement, the Parties shall comply promptly with the notification and reporting requirements of the HSR Act and use all commercially reasonable efforts to obtain early termination of the waiting period under the HSR Act. The Parties shall substantially comply with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions, by any antitrust authority. The Purchaser shall pay all fees and expenses associated with compliance under the HSR Act.

Section 5.10     Transaction Expenses; Transfer Taxes

      Except as expressly provided herein, each of the Purchaser, on the one hand, and the Sellers, on the other hand, shall bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. To the extent not paid by the Sellers, the Company shall pay its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided that any such expenses so paid by the Company shall be paid immediately prior to the Closing by the Company and prior to any calculation of Net Working Capital. Any and all transfer taxes, stamp and recording taxes, sales, use and gross receipts taxes and other miscellaneous closing fees or costs associated therewith incurred in connection with this Agreement shall be borne 50% by the Purchaser and 50% by the Sellers. Other miscellaneous expenses and any title insurance premiums, and certification costs and other miscellaneous expenses in connection therewith, if any, shall be paid by the Purchaser. To the extent not paid by the Sellers, the Company shall pay the fees or other expenses required to be paid in order to obtain the third party consents and approvals specified on the Required Consents Schedule prior to the Closing.

Section 5.11     Further Assurances

      From and after the Closing, Purchaser, the Company and each of the Sellers shall execute and deliver such further instruments of conveyance and transfer and take such other action as reasonably may be necessary to further effectuate the transactions contemplated by the Transaction Documents, including, without limitation, (a) terminating any existing UCC filings with respect to terminated obligations of the Company and (b) filing and recording any necessary documents reflecting proper ownership of record and chain of title with any and all appropriate United States and foreign offices with respect to any material Company Intellectual Property.

Section 5.12     Record Retention

      The parties agree that for a period of seven years after the Closing Date, without the prior written consent of the Stockholders’ Agent, neither the Purchaser nor any of its Affiliates shall dispose of or destroy any of the books and records purchased hereunder which may be relevant to any legal, regulatory or tax audit, investigation, inquiry or requirement of any of the Stockholders without first offering such records to the Stockholders.

Section 5.13     Insurance

      For a period of not less than six years after the Closing Date, the Purchaser shall (a) cause to be maintained in effect the current policies of directors’ and officers’ liability insurance (“D&O Insurance”) maintained by the Company, or substitute policies providing at least the same coverage and amounts and containing terms and conditions which are not less advantageous in any material respect, in each case with respect to claims arising from facts or events which occurred at or prior to the Closing Date and (b) not be permitted to amend, alter, modify, or terminate any provisions in the Company’s or its Subsidiaries’ certificate of incorporation, or by-laws or other equivalent governing documents in a manner which would remove, limit or impair the provisions providing for the indemnification and exculpation of directors and officers contained therein.

Section 5.14     Employee Matters

      (a) The Purchaser shall maintain or establish for a period of twelve months after the Closing Date employee compensation and benefit plans, programs and policies and fringe benefits that will provide benefits to current employees who continue employment with the Company or any of its Subsidiaries or with the Purchaser or any of its Subsidiaries or related companies after the Closing Date (the “Transferred Employees”) that are in the aggregate substantially similar to those provided pursuant to such employee compensation and benefit plans, programs and policies, and fringe benefits of the Company and its Subsidiaries as in effect on the Closing Date and use commercially reasonable efforts to make appropriate provision for the transition thereof without interruption to the extent any changes are made on or during the twelve months after the Closing; it being understood that, notwithstanding the foregoing aggregation, for such period the Purchaser will maintain and apply the severance policy of the Company and its Subsidiaries with respect to such Transferred Employees. Transferred Employees shall be given credit for all service credited by the Company or its Subsidiaries for similar plans, programs or policies under (i) all employee compensation and benefit plans, programs and policies and fringe benefits of the Purchaser or any of its Subsidiaries or related companies in which such Transferred Employees become participants for purposes of eligibility, vesting and benefit accrual (other than benefit accrual under defined benefit plans ) and (ii) severance plans for purposes of calculating the amount of each such Transferred Employee’s severance benefits.

      (b) The Purchaser shall cause each medical, health or dental plan of the Purchaser or any of its Subsidiaries or related companies to (i) waive any preexisting condition limitations applicable to a Transferred Employee (and covered dependent thereof) for conditions for which such Transferred Employee (or covered dependent thereof) was provided coverage under the applicable medical, health or dental plans of the Company or any of its Subsidiaries (the “Company Health Plans”) and (ii) honor any deductible and out-of-pocket expenses incurred by the Transferred Employees and their beneficiaries under the Company Health Plans for the plan year in which the Closing Date occurs during the portion of such plan year that precedes the Closing Date. The Purchaser shall use commercially reasonable efforts to cause each group term life insurance plan maintained by the Purchaser or any of its Subsidiaries or related companies to waive any medical certification for such Transferred Employees up to the amount of coverage the Transferred Employees had under the life insurance plan of the Company or any of its Subsidiaries (but subject to any limits on the maximum amount of coverage under the Purchaser’s or its related company’s life insurance plan).

Section 5.15     Noncompetition and Nonsolicitation

      (a) In consideration of the payment of the Merger Consideration, during the period of five years (the “Noncompete Period”) commencing on the date of the Closing, neither Max W. Hillman nor Richard P. Hillman shall, and shall cause or permit any of their Affiliates to, directly or indirectly, engage (whether as an owner, operator, manager, employee, officer, director, consultant, advisor, representative or otherwise) in the Business anywhere in North

America; provided that the ownership of less than 2% of the outstanding stock of any class of any publicly-traded corporation shall not be deemed to be engaging in the Business solely by reason thereof.

      (b) In consideration of the payment of the Merger Consideration, for a period of one year commencing on the date of the Closing, Maurice P. Andrien, Jr. shall not, and shall not cause or permit any of his Affiliates to, directly or indirectly, engage (whether as an owner, operator, manager, employee, officer, director, consultant, advisor, representative or otherwise) in the Business anywhere in North America; provided that (i) the ownership of less than 5% of the outstanding stock of any class corporation or entity shall not be deemed to be engaging in the Business solely by reason thereof and (ii) the service as a member of the board of directors of Kaba Ilco Inc. shall not be deemed to be engaging in the Business solely by reason thereof.

      (c) During the Noncompete Period, no Seller (other than Al Biland) shall directly or indirectly through another Person (i) induce or attempt to induce any employee of the Company or any of its Subsidiaries as of the Closing Date to leave the employ of Company or its Subsidiaries, or in any way interfere with the relationship between Company or any of its Subsidiaries and any employee thereof as of the Closing Date, (ii) hire any Person who is an employee of Company or any of its Subsidiaries as of the Closing or was an employee of Company or any of its Subsidiaries at any time during the one-year period immediately preceding the Closing, or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any of its Subsidiaries as of the Closing Date to cease doing business with Company or any of its Subsidiaries, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and Company or any of its Subsidiaries. Notwithstanding the foregoing, any actions taken by Maurice Andrien, Joseph M. Corvino or John P. McDonnell in their respective capacities as a member of the board of directors or a consultant of a corporation or entity or any actions taken by any such corporation or entity upon whose board of directors he serves or for which he serves as a consultant (but in any such cases only so long as he does not own in excess of 5% of the issued and outstanding equity of any such corporation or entity) shall not constitute a breach of this Section 5.15(c) by Maurice Andrien, Joseph M. Corvino or John P. McDonnell; provided, however, that in the event that any of Maurice Andrien, Joseph M. Corvino or John P. McDonnell instigates or directs any action by such corporation or entity that would (but for the provisions of this sentence) cause a breach of this Section 5.15(c), then he shall be deemed to have violated the provisions of this Section 5.15(c).

      (d) If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5.15 is invalid or unenforceable, the Purchaser and the Sellers agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of such term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

Section 5.16     Confidentiality

      Each Seller will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Purchaser or destroy, at the request and option of the Purchaser, all tangible embodiments (and all copies) of the Confidential Information which are in his, her, or its possession. In the event that any Seller is requested or required pursuant to written or oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process to disclose any Confidential Information, such Seller will notify the Purchaser promptly of the request or requirement so that the Purchaser may seek an appropriate protective order or waive compliance with the provisions of this Section 5.16. If, in the absence of a protective order or the receipt of a waiver hereunder, any of the Sellers is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such Seller may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Seller shall use his, her, or its commercially reasonable efforts to obtain, at the request of the Purchaser, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Purchaser shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure unless such Confidential Information is so available due to the actions of a Seller.

Section 5.17     Termination of Deferred Compensation Plans

      As of the Closing, all deferred compensation plans of the Company and its ERISA Affiliates shall be terminated, and all liabilities of the Company and its ERISA Affiliates thereunder shall be satisfied in full.

Section 5.18     Expense Reimbursement

      If on or before April 30, 2004 Merrill Lynch Capital Corporation does not or determines not to consummate the transactions contemplated by the Debt Commitment Letter and all conditions to the obligation of the Purchaser to consummate the transactions contemplated hereby (other than conditions with respect to actions the Purchaser takes at the Closing itself and other than Section 6.1(j)) have been satisfied, then the Purchaser shall promptly reimburse the Sellers’ and the Company’s transaction costs and expenses (including legal fees and expenses) up to an aggregate amount equal to $250,000 and, if necessary in order to fund such reimbursement, the Purchaser shall obtain the funds to satisfy such reimbursement pursuant to the final paragraph of the Equity Commitment Letter.

ARTICLE VI.
CONDITIONS TO THE CLOSING

Section 6.1     Conditions of the Purchaser’s Obligation

      The Purchaser’s obligation to effect the Merger at the Closing is subject to the satisfaction as of the Closing of the following conditions precedent:

      (a) Representations and Warranties; Covenants. Each representation and warranty set forth in Articles III and IV above shall be true and correct in all material respects (after giving effect to any updated disclosure schedule delivered pursuant to the second sentence of Section 5.4, provided that the Purchaser has had the opportunity to terminate the Agreement in accordance with Section 5.4) at and as of the Closing as though then made (other than those representations and warranties which address matters only as of a particular date (without taking into account the words “as of the date hereof” in the lead-in to Articles III and IV), which representations shall have been true and correct as of such particular date). For purposes of determining the accuracy of any representation or warranty, all “materiality” and “Material Adverse Effect” qualifiers shall be disregarded. The Sellers and the Company shall have performed and observed in all material respects each covenant or other obligation required to be performed or observed by it pursuant to the Transaction Documents prior to the Closing.

      (b) Proceedings. No action, suit or proceeding shall be pending or threatened before any judicial authority or Government Entity the result of which could prevent or prohibit the consummation of any transaction pursuant to the Transaction Documents or cause any such transaction to be rescinded following consummation, and no judgment, order, decree, stipulation, injunction or charge having any such effect shall exist.

      (c) Opinion of Counsel. The Purchaser shall have received from Piper Rudnick LLP, special counsel for the Company, an opinion addressed to the Purchaser and dated as of the Closing Date, substantially in the form of Exhibit D attached hereto.

      (d) Absence of Changes. Since the date hereof, no fact, condition or event shall have occurred or be existing which has had a Material Adverse Effect.

      (e) HSR. The applicable waiting periods, if any, under the HSR Act (including any extension thereof) shall have expired or been terminated.

      (f) Consents. The Company and the other Persons party thereto shall have delivered to the Purchaser (i) the third party consents and approvals specified in the Required Consents Schedule and (ii) evidence that each of the existing agreements among the Sellers and the Company or among the Sellers listed on the Terminated Agreements Schedule shall have been terminated.

      (g) Distribution of Note Receivable. The note receivable from GC-Sun Holdings, L.P. shall have been distributed to the Sellers.

      (h) Termination of Deferred Compensation Plans. The Company’s deferred compensation plan(s) shall have been terminated and the restricted investments held by the Company shall have been used to satisfy these obligations in full.

      (i) Termination of Employment. The employment with the Company and its Subsidiaries of the individual marked with an asterisk on the Employees Schedule shall have been terminated without any liability to the Company after the Closing. The Company shall have made any payments owed to such individual in connection with the Closing, and, simultaneously, the Company and such employee shall have entered into a release agreement releasing the Company from further obligations and claims from such individual.

      (j) Financing. The Purchaser shall have received the proceeds of the financing contemplated by the Debt Commitment Letter, (x) on economic terms and conditions no less favorable to the Purchaser than those set forth in the term sheets attached to the Debt Commitment Letter and (y) on other terms and conditions not materially less favorable to the Purchaser than those set forth in the term sheets attached to the Debt Commitment Letter.

      (k) Escrow Agreement. The Stockholders’ Agent and the Escrow Agent shall have executed and delivered the Escrow Agreement.

      (l) Closing Documents. The Company shall have delivered to the Purchaser the following documents:

           (i)     The Stockholders shall have delivered to the Purchaser all of the stock certificates representing the Hillman Stock, duly endorsed for transfer or accompanied by duly executed stock powers;

           (ii)     a certificate of an officer of the Company, dated as of the Closing Date and signed by an executive officer of the Company, expressly certifying that the conditions set forth in Section 6.1(a) and 6.1(d) have been met;

           (iii)     a copy of the resolutions duly adopted by the board of directors and the stockholders of the Company authorizing the execution, delivery and performance by the Company of each Transaction Document to which the Company is a party and the consummation of the Merger and all other transactions contemplated by the Transaction Documents, as in effect as of the Closing, certified by an officer of the Company;

           (iv)     certificates (each dated not more than 10 Business Days prior to the Closing), as to the good standing of each of the Company and its Subsidiaries in its jurisdiction of incorporation or formation, as applicable; and

           (v)     an affidavit, under penalties of perjury, from the Company stating that the Company is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance satisfactory to the Purchaser.

      Any condition set forth in this Section 6.1 may be waived by the Purchaser.

Section 6.2     Conditions of the Company’s Obligation

      The Company’s obligation to effect the Merger at the Closing is subject to the satisfaction as of the Closing of the following conditions precedent:

      (a) Representations and Warranties; Covenants. Each representation and warranty set forth in Article II above shall be true and correct in all material respects at and as of the Closing as though then made (other than those representations and warranties which address matters only as of a particular date, including, without limitation “as of the date hereof,” which representations shall have been true and correct as of such particular date), and the Purchaser shall have performed and observed in all material respects each covenant or other obligation required to be performed or observed by it pursuant to the Transaction Documents prior to the Closing.

      (b) Proceedings. No action, suit or proceeding shall be pending or threatened before any judicial authority or Government Entity the result of which could prevent or prohibit the consummation of any transaction pursuant to the Transaction Documents, cause any such transaction to be rescinded following such consummation, or adversely affect the Purchaser’s performance of its obligations pursuant to the Transaction Documents, and no judgment, order, decree, stipulation, injunction or charge having any such effect shall exist.

      (c) Opinion of Counsel. The Sellers shall have received from Kirkland & Ellis LLP, special counsel for the Purchaser, an opinion addressed to the Sellers and dated as of the Closing Date, substantially in the form of Exhibit E attached hereto.

      (d) HSR. The applicable waiting periods, if any, under the HSR Act (including any extension thereof) shall have expired or been terminated.

      (e) Escrow Agreement. The Purchaser and the Escrow Agent shall have executed and delivered the Escrow Agreement.

      (f) Purchaser Closing Documents. The Purchaser shall have delivered to the Sellers the following documents:

           (i)     a certificate of an officer of the Purchaser, dated as of the Closing Date and signed by an executive officer of the Purchaser, expressly certifying that the condition in Section 6.2(a) has been met;

           (ii)     a copy of the resolutions duly adopted by the board of directors of the Purchaser authorizing the Purchaser’s execution, delivery and performance of each Transaction Document to which the Purchaser is a party and the consummation of the Merger and all other transactions contemplated by the Transaction Documents, as in effect as of the Closing, certified by an officer of the Purchaser; and

           (iii)     a certificate (dated not less than 10 Business Days prior to the Closing), of the Secretary of State of the state of Delaware as to the good standing of each of the Purchaser in such state.

      Any condition set forth in this Section 6.2 may be waived by the Company.

ARTICLE VII.
INDEMNIFICATION

Section 7.1     Survival of Representation and Warranties and Covenants

      The representations, warranties, covenants, agreements and other provisions in this Agreement shall survive the Closing as follows: (i) the covenants, agreements and other provisions in this Agreement (other than the covenants and agreements set forth in Sections 5.1 through 5.9) and the representations and warranties in Sections 3.1 and 3.3 and Sections 4.1, 4.3 and 4.18 shall survive the Closing until the expiration of the applicable statute of limitations and, if none, indefinitely; and (ii) the covenants and agreements set forth in Sections 5.1 through 5.9 and all other representations and warranties in Article III or Article IV of this Agreement shall terminate on the 12 month anniversary of the Closing Date. No claim for indemnification hereunder for breach of any such representations, warranties, covenants, agreements and other provisions may be made after the expiration of the survival period applicable to such claims; provided that any claim for indemnity which may be sought under Section 7.2 or under Section 7.3 may be prosecuted until its conclusion so long as notice of the breach or potential breach of the covenant, agreement, provision, representation or warranty giving rise to such right or potential right of indemnity shall have been given to the Person against whom such indemnity may be sought prior to the applicable survival date for such covenant, agreement, provision, representation or warranty.

Section 7.2     Indemnification for the Benefit of Purchaser Indemnified Parties

      (a) Each Seller, severally and not jointly, shall indemnify the Purchaser, its Affiliates and their respective partners, members, stockholders, officers, directors, employees, agents, representatives, successors and permitted assigns (collectively the “Purchaser Indemnified Parties”) and save and hold them harmless against and pay on behalf of or reimburse such Purchaser Indemnified Parties in respect of any loss, liability, diminution in value, demand, claim, action, cause of action, cost, damage, deficiency Tax, penalty, fine or expense, whether or not arising out of third party claims (including interest, penalties, reasonable attorneys’ fees and expenses, court costs and all amounts paid in investigation, defense or settlement of any of the foregoing) (collectively, “Losses” and individually, a “Loss”), which the Purchaser Indemnified Parties may suffer or sustain as a result of: (i) any misrepresentation or breach of any representation or warranty set forth in Article III (without taking into account any “materiality” or “Material Adverse Effect” qualifiers); and (ii) any nonfulfillment or breach of any covenant, agreement or other provision by such Seller.

      (b) Allied Capital, jointly and severally, and the Management Sellers, severally and not jointly, shall indemnify the Purchaser Indemnified Parties and save and hold them harmless against and pay on behalf of or reimburse such Purchaser Indemnified Parties in respect of any Losses which the Purchaser Indemnified Parties may suffer or sustain as a result of: (i) any breach of any representation or warranty of the Company under Article IV (without taking into account any “materiality” or “Material Adverse Effect” qualifiers), other than a Divested Business Loss for which indemnification provided under clause (iii) below shall be the sole remedy; (ii) any nonfulfillment or breach of any covenant, agreement or other provision by the Company; and (iii) any Losses suffered by the Company, its Subsidiaries or the Purchaser related to any of the Company’s or any of its Subsidiaries’ divested or former properties, facilities, operations or businesses (a “Divested Business Loss”), but only to the extent such Divested Business Loss relates to a matter not set forth on any schedule to this Agreement; provided that the Sellers shall have no liability under clause (i) above until the aggregate of all Losses for which the Sellers would, but for this proviso, be liable under clause (i) above exceeds on a cumulative basis an amount equal to $2,500,000 (the “Deductible”), and then only to the extent such Losses exceed the Deductible; and provided further that the Sellers’ aggregate liability under clause (i) above shall in no event exceed $20,000,000 (the “Cap”); provided further that the Deductible and Cap shall not apply to Losses related to breaches of representations and warranties of Sections 4.1, 4.3, and 4.18 (collectively, “Special Company Representations”) which shall be indemnifiable by the Sellers from the first dollar of such Losses and for purposes of calculating the Cap, any Losses attributable to the Special Company Representations shall be ignored; provided further that the Sellers shall have no liability for any Divested Business Loss until the aggregate of all Divested Business Losses for which the Sellers would, but for this proviso, be liable under clause (iii) above exceeds $250,000, and then only to the extent such Divested Business Losses exceed $250,000; provided further that the Sellers’ aggregate liability with respect to Divested Business Losses shall in no event exceed $5,000,000; and provided further that the Sellers shall have no liability for Divested Business Losses after the 36-month anniversary of the Closing; provided, however, that any claim for indemnity which may be sought under Section 7.2(b)(iii) may be prosecuted until its conclusion so long as notice of the potential Divested Business Loss giving rise to such right or potential right of indemnity shall have been given to the Stockholders’ Agent prior to such 36-month anniversary.

      (c) Prior to the Closing, the Purchaser’s sole remedy for a breach of any representation or warranty of the Company or any Seller shall be the termination of this Agreement pursuant to Section 9.1, to the extent permitted thereby. Following the Closing, other than claims of, or causes of action arising from fraud or arising out of breaches of Sections 5.15 and 5.16, the indemnification provisions set forth in this Section 7.2 shall be the sole and exclusive remedy and procedure for all claims by the Purchaser for breach of any representation or warranty, or agreement contained herein or in any of the Schedules or Exhibits attached hereto.

Section 7.3     Indemnification by the Purchaser for the Benefit of Seller Indemnified Parties

      The Purchaser shall indemnify the Sellers and their Affiliates and their respective partners, members, stockholders, officers, directors, employees, agents, representatives, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) and hold them harmless against and pay on behalf of or reimburse such Seller Indemnified Parties in respect of any Losses which the Seller Indemnified Parties may suffer or sustain, as a result of: (a) any breach of any representation or warranty of the Purchaser under Article II and (b) any nonfulfillment or breach of any covenant, agreement or other provisions by the Purchaser; provided that the Purchaser shall have no liability under clause (a) above until the aggregate of all Losses for which the Purchaser would, but for this proviso, be liable under clause (a) above exceeds on a cumulative basis the Deductible, and then only to the extent such Losses exceed the Deductible; and provided further that the Purchaser’s aggregate liability under clause (a) above shall in no event exceed the Cap. The indemnification paid for the benefit of each Seller will be determined based upon the amount that would have been received by such Seller at the Closing if such indemnification payment were added to the Merger Consideration to be received by the Sellers in the aggregate.

Section 7.4     Manner of Payment

      Any indemnification of a Purchaser Indemnified Party pursuant to Section 7.2(a) shall be effected by wire transfer of immediately available funds from the applicable Seller to an account designated by such Purchaser Indemnified Party within 15 days after the determination thereof pursuant to the procedures of this Article VII. Any indemnification of a Purchaser Indemnified Party pursuant to Section 7.2(b) shall be paid by Allied Capital, on a joint and several basis, and the Management Sellers, on a several and not joint basis (based on such Seller’s percentage share of the aggregate consideration paid in the Merger), by wire transfer of immediately available funds to an account designated by such Purchaser Indemnified Party. Any indemnification of the Seller Indemnified Parties pursuant to Section 7.3 shall be effected by wire transfer of immediately available funds to an account designated by any Seller Indemnified Party within 15 days after the determination thereof pursuant to the procedures of this Article VII. Any indemnification payments shall include interest at the Applicable Rate, calculated on the basis of the actual number of days elapsed from the date any such Loss is determined by the consent of the Parties or by a final non-appealable judgment of a court having jurisdiction over the matter in dispute to the date of payment.

Section 7.5     Defense of Third Party Claims

      Any Person making a claim for indemnification under Section 7.2 or Section 7.3 (an “Indemnitee”) shall notify the indemnifying party (an “Indemnitor”) of the claim in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party), describing the claim, the amount thereof (if known and quantifiable) and the basis thereof; provided that the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder except to the extent that (and only to the extent that) such failure shall have caused the damages for which the Indemnitor is obligated to be greater than such damages would have been had the Indemnitee given the Indemnitor prompt notice hereunder. Any Indemnitor shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and at its option shall be entitled to assume the defense thereof by appointing a reputable counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense; provided that the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided, however, that the fees and expenses of such separate counsel shall be borne by the Indemnitee. If the Indemnitor does not notify the Indemnitee within 30 days after the receipt of the Indemnitee’s notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnitee shall have the right to contest the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. If the Indemnitor shall control the defense of any such claim, the Indemnitor shall obtain the prior written consent of the Indemnitee before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to such claim, with prejudice. Notwithstanding the foregoing, the Indemnitor shall not be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnitee if (a) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (b) the Indemnitee reasonably believes an adverse determination with respect to the action, lawsuit, investigation, proceeding or other claim giving rise to such claim for indemnification would be materially detrimental to or materially injure the Indemnitee’s reputation or business prospects or (c) the claim seeks an injunction or equitable relief against the Indemnitee. Any notice to be made by the Purchaser to any Seller hereunder may be made to the Stockholders’ Agent on behalf of such Seller and such notice shall constitute notice to any such Seller for all purposes hereunder.

Section 7.6     Adjustment to Merger Consideration

      The Parties agree to treat all payments made under this Article VII as adjustments to the Merger Consideration for Tax purposes, unless otherwise required by law. If, notwithstanding such treatment by the Parties, an indemnity payment is determined to be taxable income by any taxing authority, then the Indemnitor shall indemnify the Indemnitee for any Taxes paid by the Indemnitee or any Affiliate by reason of such payment (including any payment under this Section 7.6); provided that the aggregate liability of the Sellers under this Article VII shall in no event exceed the limits described in Section 7.2(b).

Section 7.7     Insurance

      The amount of any Losses or Divested Business Losses for which indemnification is provided under Section 7.2(b)(i) or Section 7.2(b)(iii), respectively, shall be reduced by the net insurance proceeds (after deduction for any cost of collection, deductible, retroactive premium adjustment, reimbursement obligation or other cost directly related to such insurance claim) received by the Indemnitee (or its Affiliates) with respect to any such Losses or Divested Business Losses. The Indemnitee shall seek full recovery under all insurance policies covering any Loss or Divested Business Loss for which indemnification is provided under Section 7.2(b)(i) or Section 7.2(b)(iii), respectively, to the same extent as it would if such Loss or Divested Business Loss were not subject to indemnification hereunder but such Indemnitee may nonetheless pursue recovery hereunder prior to the resolution of any such insurance claim. In the event that an insurance recovery is made by any Indemnitee with respect to any Loss or Divested Business Loss for which any such Person has been indemnified under Section 7.2(b)(i) or Section 7.2(b)(iii), respectively, then a refund equal to the net recovery (after deduction for any cost of collection, deductible, retroactive premium adjustment, reimbursement obligation or other cost directly related to such insurance claim) shall be made promptly to the Person or Persons that provided such indemnity payments to such Indemnitee. The Company will maintain insurance policies, when taken together, that provide insurance coverage of a type and in an amount that is consistent with past practices, provided, that the Company shall not be required to maintain insurance policies to cover any Divested Business Losses; provided further, that the Company shall not cancel any policies with respect to Divested Business Losses existing as of the Closing Date, other than such policies that require further premiums, costs or expenses, which may be cancelled at the Company’s option.

Section 7.8     Stockholders’ Agent

      (a) Allied Capital shall be constituted and appointed as agent (the “Stockholders’ Agent”) for and on behalf of the Sellers to act on their behalf under this Agreement, to give and receive notices and communications with respect to claims by the Purchaser, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Stockholders’

Agent for the accomplishment of the foregoing. No bond shall be required of the Stockholders’ Agent, and the Stockholders’ Agent shall receive no compensation for its services. Notices or communications to or from the Stockholders’ Agent shall constitute notice to or from each Seller.

      (b) The Stockholders’ Agent shall not be liable for any act done or omitted hereunder as Stockholders’ Agent while acting in good faith and in the exercise of reasonable judgment and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Sellers shall severally indemnify the Stockholders’ Agent and hold him harmless against any loss, liability or expense incurred and arising out of or in connection with the acceptance or administration of its duties hereunder.

      (c) The Stockholders’ Agent shall have reasonable access to information about the Surviving Corporation and the reasonable assistance of the Surviving Corporation’s officers and employees for purposes of performing his duties and exercising its rights hereunder, provided that the Stockholders’ Agent shall treat confidentially and not disclose any nonpublic information from or about the Surviving Corporation to anyone (except on a need to know basis to individuals who agree to treat such information confidentially). The Stockholders’ Agent will not be entitled to receive any compensation from the Purchaser or the Sellers in connection with this Agreement. Any fees and expenses incurred by the Stockholders’ Agent in connection with actions taken pursuant to the terms of this Agreement will be paid by the Sellers to the Stockholders’ Agent.

      (d) A decision, act, consent or instruction of the Stockholders’ Agent shall constitute a decision of all Sellers and shall be final, binding and conclusive upon each such Seller. The Purchaser may rely upon any decision, act, consent or instruction of the Stockholders’ Agent as being the decision, act, consent or instruction of each and every such Seller. The Purchaser is hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholders’ Agent.

ARTICLE VIII.
DEFINITIONS

      For the purposes of this Agreement, the following terms have the meanings set forth below:

      An “Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such first Person within the meaning of the Securities Exchange Act of 1934, as amended.

      “Adjustment Calculation” has the meaning specified in Section 1.10.

      “Affiliate Transactions Schedule” means the disclosure schedule referred to in Section 4.14.

      “Affiliated Group” means an affiliated group as defined in Code §1504 (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law).

      “Aggregate Common Number” has the meaning specified in Section 1.7.

      “Allied Capital” has the meaning specified in the recitals to this Agreement.

      “Allied Subdebt Stock” has the meaning specified in Section 1.7(c)(iii).

      “Applicable Rate” has the meaning specified in Section 1.10.

      “Assets Schedule” means the disclosure schedule referred to in Section 4.6.

      “Business” means the business of the Company and its Subsidiaries, as conducted on the date of this Agreement.

      “Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

      “Cap” has the meaning specified in Section 7.2.

      “Capitalization Schedule” means the disclosure schedule referred to in Section 4.3.

      “Cash on Hand” means, with respect to the Company and its Subsidiaries, all cash (excluding restricted cash), all cash equivalents and all marketable securities as of the opening of business on the Closing Date determined in accordance with GAAP.

      “Certificate of Merger” has the meaning specified in Section 1.3.

      “Certificates” has the meaning specified in Section 1.8.

      “Closing” and “Closing Date” have the respective meanings set forth in Section 1.2.

      “Closing Balance Sheet” has the meaning specified in Section 1.10.

      “COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code and of any similar state law.

      “Code” means the Internal Revenue Code of 1986, as amended.

      “Commitment Letters” has the meaning specified in Section 2.4.

      “Common Stock” means the Common Stock of the Company, par value $.01 per share.

      “Company” has the meaning set forth in the recitals to this Agreement.

      “Company Health Plans” has the meaning specified in Section 5.13.

      “Company Intellectual Property” has the meaning specified in Section 4.10.

      “Company Special Meeting” has the meaning specified in Section 5.6.

      “Compliance Schedule” means the disclosure schedule referred to in Section 4.7.

      “Confidential Information” means any information concerning the businesses and affairs of the Company and its Subsidiaries that is not already generally available to the public.

      “Confidentiality Agreement” means the Confidentiality Agreement regarding the confidentiality obligations of the Purchaser, executed by the Purchaser as of November 10, 2003, a copy of which is attached hereto as Exhibit F.

      “Conflicts Schedule” means the disclosure schedule referred to in Section 3.2.

      “Contracts Schedule” means the disclosure schedule referred to in Section 4.17.

      “Consents Schedule” means the disclosure schedule referred to in Section 4.2.

      “Customers and Suppliers Schedule” means the disclosure schedule referred to in Section 4.20.

      “D&O Insurance” has the meaning specified in Section 5.12.

      “Debt Commitment Letters” has the meaning specified in Section 2.4.

      “Deductible” has the meaning specified in Section 7.2.

      “Delaware Law” has the meaning specified in Section 1.1.

      “Developments Schedule” means the disclosure schedule referred to in Section 4.5.

      “Disposal” has the meaning set forth in the Solid Waste Disposal Act.

      “Divested Business Loss” has the meaning specified in Section 7.2.

      “Effective Time” has the meaning specified in Section 1.3.

      “EGTRRA” means the Economic Growth and Tax Relief Reconciliation Act of 2001.

      “Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and any other material employee benefit plan, program or arrangement of any kind, including, without limitation, any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any multiemployer plan), and (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

      “Employee Benefits Schedule” means the disclosure schedule referred to in Section 4.13.

      “Employee Pension Benefit Plan” has the meaning set forth in Section 3(2) of ERISA.

      “Employee Welfare Benefit Plan” has the meaning set forth in Section 3(l) of ERISA.

      “Employees Schedule” means the disclosure schedule referred to in Section 4.16.

      “Encumbrances” has the meaning specified in Section 3.3.

      "Environmental Divested Businesses Schedule” has the meaning specified in Section 4.9.

      “Environmental Laws” means all foreign, federal, state, and local statutes, regulations and ordinances and all common law concerning the pollution or protection of the environment, including without limitation the Clean Air Act, the Clean Water Act, the Solid Waste Disposal Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Federal Insecticide, Fungicide and Rodenticide Act, the Occupational Safety and Health Act, and the Emergency Planning and Community Right-to-Know Act of 1986, each as amended.

      “Environmental Matters Schedule” means the disclosure schedule referred to in Section 4.9.

      “Equity Commitment Letter” has the meaning specified in Section 2.4.

      “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

      “ERISA Affiliate” means any trade or business, whether or not incorporated, that, together with the Company, is treated as a “single employer” within the meaning of Section 414 of the Code.

      “Escrow Account” has the meaning specified in Section 1.8(c).

      “Escrow Agreement” has the meaning specified in Section 1.8(c).

      “Escrow Amount” has the meaning specified in Section 1.7(b).

      “Estimated Cash on Hand” has the meaning specified in Section 1.10.

      “Estimated Indebtedness” has the meaning specified in Section 1.10.

      “Estimated Closing Balance Sheet” has the meaning specified in Section 1.10.

      “Estimated Net Working Capital” has the meaning specified in Section 1.10.

      “Exchange Rate” has the meaning specified in Section 1.7.

      “Excluded Expenses Schedule” means the disclosure schedule referred to in Section 1.7.

      “Financial Statements” has the meaning specified in Section 4.4.

      “Financial Statements Schedule” means the disclosure schedule referred to in Section 4.4.

      “GAAP” means United States generally accepted accounting principles as in effect from time to time.

      “Government Entity” means the United States of America or any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

      “GUST” means the Uruguay Round Agreements Act (GATT), the Uniformed Services Employment and Reemployment Rights Act of 1994 (USERRA), the Small Business Job Protection Act of 1996 (SBJPA), the Taxpayer Relief Act of 1997 (TRA ‘97), the Internal Revenue Service Restructuring and Reform Act of 1998 (RRA ‘98), and the Community Renewal Tax Relief Act of 2000 (CRA).

      “Hazardous Substance” means any hazardous waste, hazardous or toxic substance, petroleum or petroleum products or any other substance or waste with respect to which liability is imposed, or which is regulated, pursuant to any Environmental Laws.

      “Hillman Stock” has the meaning specified in Section 1.7.

      “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

      “Improvements” has the meaning specified in Section 4.11.

      “Indebtedness” means, without duplication, all obligations of the Company or its Subsidiaries (i) for borrowed money; (ii) evidenced by bonds, debentures, notes or similar instruments; (iii) in respect of the deferred purchase price of property or services (excluding accounts payable and other current liabilities incurred in the ordinary course of business and not more than 60 days past due); (iv) all guarantees by the Company or any Subsidiary on account of indebtedness for borrowed money of any other Person; (v) all capital lease obligations of the Company or its Subsidiaries properly classifiable as such under GAAP; (vi) all obligations, contingent or otherwise, of the Company or its Subsidiaries as an account party in respect of letters of credit (except those current letters of credit related to certain insurance policies of the Company and its Subsidiaries as set forth on the Insurance Schedule attached hereto); and (vii) all obligations, contingent or otherwise, of the Company or its Subsidiaries in respect of bankers’ acceptances. For the avoidance of doubt, the term “Indebtedness” shall include any accrued interest, prepayment penalties, premiums, fees and other costs and expenses associated with the repayment of any of the foregoing.

      “Indebtedness Schedule” means the disclosure schedule referred to in Section 1.9.

      “Indemnitee” has the meaning specified in Section 7.5.

      “Indemnitor” has the meaning specified in Section 7.5.

      “Independent Auditors” has the meaning specified in Section 1.10.

      “Insurance Schedule” means the disclosure schedule referred to in Section 4.15.

      “Intellectual Property” means all of the following in any jurisdiction throughout the world: (i) patents, patent applications and patent disclosures; (ii) trademarks, service marks, trade dress, trade names, corporate names, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) and Internet domain names, together with all goodwill associated with each of the foregoing; (iii) copyrights and copyrightable works; (iv) registrations and applications for any of the foregoing; (iv) trade secrets, confidential information, know-how, inventions, manufacturing and production processes, recipes, drawings, and designs; (vi) computer software (including, without limitation, source code, executable code, data, databases and documentation; and (v) all other intellectual property.

      “Intellectual Property Schedule” means the disclosure schedule referred to in Section 4.10.

      “Latest Balance Sheet” means the Company’s unaudited balance sheet as prepared by management for the fiscal year ended December 31, 2003.

      “Legal Requirement” means any requirement arising under any action, law, treaty, rule or regulation, determination or direction of an arbitrator or Government Entity, including any Environmental Law.

      “Liabilities” means any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, mature or unmatured or determined or indeterminable.

      “Lien” means any mortgage, pledge, hypothecation, rights of others, claim, security interest, title defect, title retention agreement, lien, charge, encumbrance, option, proxy, voting trust or agreement or other similar restriction or limitation of any kind.

      “Litigation Schedule” means the disclosure schedule referred to in Section 4.12.

      “Loss” and “Losses” have the respective meanings specified in Section 7.2.

      “Management Sellers” means each Seller other than Allied Capital Corporation.

      “Material Adverse Effect” means a material adverse effect on the Business, properties, assets, liabilities, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, but excluding (a) changes in general United States economic conditions, (b) any financial or other effect arising from or relating to the announcement of the transactions contemplated by the Agreement, or (c) any effect arising from or relating to any action taken by the Sellers or the Company at the Purchaser’s request pursuant to this Agreement, which is not otherwise contemplated by this Agreement.

      “Material Contracts” has the meaning specified in Section 4.17.

      “Merger” has the meaning set forth in the recitals to this Agreement.

      “Merger Consideration” has the meaning specified in Section 1.2.

      “Net Working Capital” means, for purposes of Section 1.10 above, the consolidated current assets (excluding Cash on Hand, restricted investments and deferred income taxes) of the Company and its Subsidiaries as of the closing of business on the Closing Date minus the consolidated current liabilities (excluding current portions of Indebtedness, deferred compensation, the expenses set forth on the Excluded Expenses Schedule, related party expenses and income tax payables) of the Company as of the closing of business on the Closing Date determined in accordance with GAAP.

      “Net Working Capital Calculation” has the meaning set forth in Section 1.10.

      “Noncompete Period” has the meaning specified in Section 5.15.

      “Objection Notice” has the meaning specified in Section 1.10.

      “Option Consideration” has the meaning specified in Section 1.7(d).

      “Options” has the meaning specified in the recitals to this Agreement.

      “Optionholders” has the meaning specified in the preamble to this Agreement.

      “Outstanding Capital Stock” means the Common Stock.

      “Parties” has the meaning set forth in the recitals to this Agreement.

      “Permitted Exceptions Schedule” means the disclosure schedule referred to in Section 5.2.

      “Permitted Liens” means (a) liens for Taxes or assessments and similar charges, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves (as determined in accordance with GAAP, consistently applied) have been established on the Company’s or its Subsidiaries’ books with respect thereto, (b) mechanics’, materialmen’s or contractors’ liens or encumbrances or any similar statutory lien or restriction for amounts not yet due and payable and for which the title company has affirmatively insured against collection, (c) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the real property which are not violated by the current use and operation of the real property, and (d) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the real property which do not materially impair the occupancy or use, value or marketability of the owned real property which they encumber for the purposes for which it is currently used in connection with the Business.

      “Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or a Government Entity.

      “Product Liability Schedule” means the disclosure schedule referred to in Section 4.19.

      “Prohibited Transaction” has the meaning set forth in Section 406 of ERISA and Section 4975 of the Code.

      “Purchaser” has the meaning set forth in the recitals to this Agreement.

      “Purchaser Indemnified Parties” has the meaning specified in Section 7.2.

      “Purchaser Material Adverse Effect” means a material adverse effect on the business, properties, liabilities, results of operations or condition (financial or otherwise) of the Purchaser.

      “Real Estate Schedule” means the disclosure schedule referred to in Section 4.11.

      “Real Property” has the meaning specified in Section 4.11.

      “Required Consents Schedule” means the disclosure schedule referred to in Section 6.1.

      “Rollover Options” has the meaning specified in Section 1.7(d).

      “Rollover Stock” has the meaning specified in Section 1.7(c)(ii).

      “Rollover Stockholders” has the meaning specified in Section 1.7(c)(ii).

      “Securities Act” means the Securities Act of 1933, as amended.

      “Special Company Representations” has the meaning specified in Section 7.2.

      “Settlement Date” has the meaning specified in Section 1.10.

      “Stockholder” and “Stockholders” have the respective meanings specified in the recitals to this Agreement.

      “Seller Indemnified Parties” has the meaning specified in Section 7.3.

      “Stockholders’ Agent” has the meaning specified in Section 7.8.

      “Subdebt Notes” has the meaning specified in Section 1.7(c)(iii).

      “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (a) if a corporation or a limited liability company (with voting securities), a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company (without voting securities), partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity.

      “Subsidiaries Schedule” means the disclosure schedule referred to in Section 4.3(b).

      “Surviving Corporation” has the meaning specified in Section 1.1.

      “Surviving Options” has the meaning specified in Section 1.7(d).

      “Tax” or “Taxes” means any (A) federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; (B) liability of the Company for the payment of any amounts of the type described in clause (A) arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto); and (C) liability of the Company for the payment of any amounts of the type described in clause (A) as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other person.

      “Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information, and amended returns) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

      “Taxes Schedule” means the disclosure schedule referred to in Section 4.8.

      “Terminated Agreements Schedule” means the disclosure schedule referred to in Section 6.1.

      “Transaction Documents” means this Agreement, the Confidentiality Agreement and all other agreements, instruments, certificates and other documents to be entered into or delivered by any party, pursuant to any of the foregoing.

      “Transferred Employees” has the meaning specified in Section 5.13.

ARTICLE IX.
MISCELLANEOUS

Section 9.1     Termination

      This Agreement may be terminated:

      (a) at any time prior to the Closing by mutual written agreement of the Purchaser, the Company and the Stockholders’ Agent; or

      (b) by the Purchaser, at any time prior to the Closing in the event that any of the Sellers or the Company is in breach, in any material respect, of the representations, warranties or covenants (except as limited by Section 5.4) made by any of the Sellers or the Company in this Agreement (provided, that such condition is not the result of any breach of any covenant, representation or warranty of the Purchaser set forth in any Transaction Document), in either case such that the conditions set forth in Section 6.1 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in the Company’s or any Sellers’ representations and warranties or breach by the Company or any Seller is curable through the exercise of commercially reasonable efforts, then the Purchaser may not terminate this Agreement under this Section 9.1(b) for 20 days after delivery of written notice from the Purchaser to the Company and the Stockholders’ Agent of such breach, provided further that the Company continues to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that the Purchaser may not terminate this Agreement pursuant to this Section 9.1(b) if such breach or inaccuracy is cured during such 20 day period); or

      (c) by the Company and the Stockholders’ Agent, at any time prior to the Closing in the event the Purchaser is in breach, in any material respect, of the representations, warranties or covenants made by the Purchaser in this Agreement (provided, that such condition is not the result of any breach of any covenant, representation or warranty of the Sellers set forth in any Transaction Document), in either case such that the conditions set forth in Section 6.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in the Purchaser’s representations and warranties or breach by the Purchaser is curable through the exercise of commercially reasonable efforts, then the Company and the Stockholder’ Agent may not terminate this Agreement under this Section 9.1(c) for 20 days after delivery of written notice from the Company and the Stockholders’ Agent to the Purchaser of such breach, provided further that the Purchaser continues to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that the Company or the Stockholders’ Agent may not terminate this Agreement pursuant to this Section 9.1(c) if such breach or inaccuracy is cured during such 20 day period); or

      (d) by the Stockholders’ Agent and the Company, on the one hand, and the Purchaser, on the other hand, at any time after April 30, 2004, if the Closing shall not have occurred (unless the failure or delay resulted primarily from the Party initiating such termination).

Any termination of this Agreement pursuant to any of clauses 9.1(b) through (d) shall be effected by written notice from the Sellers to the Purchaser (if the Sellers are the terminating Party) or the Purchaser to the Sellers (if the Purchaser is the terminating Party). Any termination of this Agreement pursuant to clause 9.1(b) or (c) shall not terminate the liability of any Party for (1) any breach or default of any covenant or other agreement set forth herein which exists at the time of such termination or (2) any willful breach of any representation or warranty set forth herein.

Section 9.2     Specific Performance

      The Parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

Section 9.3     Confidentiality

      The Purchaser agrees to maintain all nonpublic information regarding the Company (with respect to the period prior to the Closing Date) and the Sellers and their respective Affiliates confidential in a manner consistent with the obligations of the Purchaser pursuant to the Confidentiality Agreement.

Section 9.4     Consent to Amendments

      This Agreement may be amended or modified, and any provisions of this Agreement may be waived, in each case upon the approval, in writing, executed by each of the Company, the Stockholders Agent and the Purchaser. No other course of dealing between or among any of the Parties or any delay in exercising any rights pursuant to this Agreement shall operate as a waiver of any rights of any Party.

Section 9.5     Successors and Assigns

      Except as otherwise expressly provided in this Agreement, all covenants and agreements set forth in this Agreement by or on behalf of the Parties shall bind and inure to the benefit of the respective successors and permitted assigns of the Parties, whether so expressed or not, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by the Purchaser (on the one hand), or the Sellers (on the other hand) without the prior written consent of the other Party. The Purchaser may (a) (at any time prior to the Closing) at its sole discretion, in whole or in part assign its rights pursuant to this Agreement, including the right to purchase the Hillman Stock, to one or more of its direct or indirect wholly owned Affiliates, (b) assign its rights under this Agreement to any lender of the Purchaser or the Company or its Subsidiaries for collateral security purposes and (c) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Purchaser nonetheless shall remain responsible for the performance of all of its obligations hereunder).

Section 9.6     Governing Law

      This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Delaware to be applied. In furtherance of the foregoing, the internal law of the State of Delaware shall control the interpretation and construction of this Agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

Section 9.7     Notices

      All demands, notices, communications and reports provided for in this Agreement shall be in writing and shall be either sent by facsimile with confirmation to the number specified below or personally delivered or sent by reputable overnight courier service (delivery charges prepaid) to any Party at the address specified below, or at such address, to the attention of such other Person, and with such other copy, as the recipient Party has specified by prior written notice to the sending Party pursuant to the provisions of this Section 9.7.

      If to the Company:

The Hillman Companies, Inc. 10590 Hamilton Avenue Cincinnati, OH 45231 Telecopy: (513) 851-5531 Attn: Max W Hillman, Jr.

with copies, which shall not constitute notice, to: Allied Capital Corporation 1919 Pennsylvania Avenue, NW Washington, D.C. 20006-3434 Telecopy: (202) 331-2430 Attn: Daniel L. Russell

and

Piper Rudnick LLP 1200 Nineteenth Street, NW Washington, D.C. 20036-2412 Telecopy: (202) 223-2085 Attn: Anthony H. Rickert, Esq.

      If to the Sellers or the Stockholders’ Agent:

Allied Capital Corporation 1919 Pennsylvania Avenue, NW Washington, D.C. 20006-3434

Telecopy: (202) 331-2430 Attn: Daniel L. Russell

with copies, which shall not constitute notice, to: Piper Rudnick LLP 1200 Nineteenth Street, NW Washington, D.C. 20036-2412 Telecopy: (202) 223-2085 Attn: Anthony H. Rickert, Esq.

      If to the Purchaser:

HCI Acquisition Corp. c/o Code Hennessy & Simmons LLC 10 South Wacker Drive, Suite 3175 Chicago, IL 60606 Telecopy:(312) 876-1840 Attn:Peter M. Gotsch

with copies, which shall not constitute notice, to:

Kirkland & Ellis LLP 200 East Randolph Drive Chicago, Illinois 60601 Telecopy: (312) 861-2200 Attn: Stephen L. Ritchie, P.C.

Any such demand, notice, communication or report shall be deemed to have been given pursuant to this Agreement when delivered personally, when confirmed if by facsimile or on the business day after deposit with a reputable overnight courier service, as the case may be.

Section 9.8     Schedules and Exhibits

      The Schedules and Exhibits to this Agreement constitute a part of this Agreement and are incorporated into this Agreement for the purposes specified herein as if fully set forth herein. Any disclosure made in any Schedule to this Agreement which may be applicable to another Schedule to this Agreement shall be deemed to be made with respect to such other Schedule regardless of whether or not a specific cross reference is made thereto, but only to the extent that the relevance of such disclosure to such other representations and warranties is evident on the face of the schedule.

Section 9.9     Counterparts

      The Parties may execute this Agreement in two or more counterparts (no one of which need contain the signatures of all Parties), each of which shall be an original and all of which together shall constitute one and the same instrument.

Section 9.10     Time is of the Essence

      The Parties hereby expressly acknowledge and agree that time is of the essence for each and every provision of this Agreement.

Section 9.11     No Third-Party Beneficiaries

      Except as otherwise expressly provided in this Agreement, no Person which is not a Party shall have any right or obligation pursuant to this Agreement.

Section 9.12     Headings

      The headings used in this Agreement are for the purpose of reference only and shall not affect the meaning or interpretation of any provision of this Agreement.

Section 9.13     Entire Agreement

      Except as otherwise provided in this Agreement, this Agreement and the Transaction Documents set forth the entire understanding of the Parties relating to the subject matter hereof, and all prior understandings, whether written or oral are superseded by this Agreement, and all prior understandings, and all related agreements and understandings are hereby terminated.

Section 9.14     Knowledge Defined

      For purposes of this Agreement, the term “the Company’s knowledge” or “to the knowledge of the Company” as used herein shall mean the actual knowledge, following a reasonable inquiry, of Maurice P. Andrien, Jr., Max W. Hillman, Jr., Richard P. Hillman and James P. Waters.

Section 9.15     Issuance of Options

      In addition to the Options currently held by the Optionholders, the Company anticipates that it will issue additional options to purchase shares of its Common Stock under the 2001 Stock Incentive Plan to the Optionholders and to Al Biland. Any such options so issued shall be treated as Options for all purposes under this Agreement, and Al Biland by his execution hereof will be deemed to be an Optionholder for all purposes under this Agreement as if he held Options on the date hereof.

      IN WITNESS WHEREOF, the Parties have executed this Agreement and Plan of Merger as of the date first written above.

HCI ACQUISITION CORP.

By:	/s/ Peter M. Gotsch Name: Peter M. Gotsch Title: President

THE HILLMAN COMPANIES, INC.

By:	/s/ James P. Waters Name: James P. Waters Title: Chief Financial Officer

ALLIED CAPITAL CORPORATION

By:	/s/ Daniel L. Russell Name: Daniel L. Russell Title:

/s/ Maurice P. Andrien, Jr. Maurice P. Andrien, Jr.

/s/ Dennis Blake Dennis Blake

/s/ Richard Buller Richard Buller

/s/ Joseph M. Corvino Joseph M. Corvino

/s/ Kenneth Foskey Kenneth Foskey

/s/ George Heredia George Heredia

/s/ Max W. Hillman Max W. Hillman

/s/ Richard P. Hillman Richard P. Hillman

/s/ John Marshall John Marshall

/s/ John P. Mc Donnell John P. McDonnell

/s/ Terry Rowe Terry Rowe

/s/ Gary Seeds Gary Seeds

/s/ James P. Waters James P. Waters

/s/ Al Biland Al Biland